UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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American Woodmark Corporation
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561 Shady Elm Road
Winchester, Virginia 22602

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

    The Annual Meeting of Shareholders ("Annual Meeting") of American Woodmark Corporation (the "Company") will be held at American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia, on Thursday, August 26, 2021, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect as directors the nine nominees listed in the attached proxy statement to serve a one-year term on the Company's Board of Directors;
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending April 30, 2022;
3.	To approve on an advisory basis the Company's executive compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Only shareholders of record of shares of the Company's common stock at the close of business on June 18, 2021 will be entitled to vote at the Annual Meeting or any adjournments thereof.

    Whether or not you plan to attend the Annual Meeting, please mark, sign, and date the enclosed proxy and promptly return it in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted.

    All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors
Paul Joachimczyk
Secretary

July 9, 2021

AMERICAN WOODMARK CORPORATION
561 Shady Elm Road
Winchester, Virginia 22602

Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting. This Proxy Statement will be mailed to shareholders of American Woodmark Corporation (the "Company," "American Woodmark" or "us") on or about July 9, 2021.

Annual Stockholders meeting

Date	August 26, 2021

Time	9:00 a.m. Eastern Daylight Time

Place	American Woodmark Corporation Corporate Office
561 Shady Elm Road
Winchester, Virginia 22602

Record date	June 18, 2021

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Meeting Agenda

•Election of nine directors
•Ratification of KPMG LLP as our independent registered public accounting firm for fiscal year ending April 30, 2022 ("fiscal year 2022")
•Advisory approval of executive compensation
•Transact other business that may properly come before the meeting

Voting Matter and Vote Recommendation

Item		Board recommendation	Reasons for recommendations	More information

1.	Election of nine directors	FOR	The Board and Governance, Sustainability and Nominating Committee believe that the nine director nominees possess the skills and experience to effectively monitor performance, provide oversight, and advise management on the Company's long-term strategy.	Page 4

2.	Ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2022	FOR	Based on the Audit Committee's assessment of KPMG's qualifications and performance, it believes that their retention for fiscal year 2022 is in the best interests of the Company.	Page 46

3.	Advisory approval of executive compensation	FOR	The Company's executive compensation programs demonstrate the Company's pay for performance philosophy.	Page 46

Company Management Profile
The following table provides summary information about each current director.

					Committee memberships
Name	Age	Director since calendar year	Independent	Other public boards	AC	CC	GC	Attended at least 75% of Board and committee meetings	Up for election at current Annual Meeting
Martha M. Hayes	70	1995	Yes	0		C	M	Yes	Yes
James G. Davis, Jr.	62	2002	Yes	0	M, F		C	Yes	Yes
Daniel T. Hendrix	66	2005	Yes	1	M, F			Yes	Yes
Carol B. Moerdyk	71	2005	Yes	1	M, F		M	Yes	Yes
Andrew B. Cogan	58	2009	Yes	1	C, F			Yes	Yes
Vance W. Tang	54	2009	Yes	1		M	M	Yes	Yes
M. Scott Culbreth	50	2020	No	0				Yes	Yes
David A. Rodriguez	62	2020	Yes	0		M	M	Yes	Yes
Emily C. Videtto	39	2021	Yes	0	M			Yes	Yes
AC - Audit Committee                    C - Chair
CC - Compensation and Social Principles Committee        M - Member
GC - Governance, Sustainability and Nominating Committee    F - Financial Expert

Voting Rights, Procedures, and Solicitation

Proxy Solicitation

    This Proxy Statement, mailed to shareholders of American Woodmark Corporation (the "Company") on or about July 9, 2021, is furnished in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") in the accompanying form for use at the 2021 Annual Meeting of Shareholders (the "Annual Meeting") to be held at American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia, on Thursday, August 26, 2021, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2021 is being mailed to you with this Proxy Statement.

In light of the COVID-19 pandemic, we are holding the Annual Meeting at our corporate headquarters. This will give us the greatest flexibility to make necessary adjustments to the room in to order hold the meeting as safely as possible and in accordance with current guidelines from the Center for Disease Control and Prevention (the "CDC") and the Commonwealth of Virginia. While we will be implementing measures to reduce the risk of COVID-19, we cannot guarantee the safety of all attendees due to the nature of the virus. We encourage you to submit your vote by proxy ahead of the meeting date so your vote will still be counted should you decide to not attend for health reasons.

We may require all attendees to practice "social distancing" and all attendees may be required to wear a mask for the duration of the Annual Meeting. To protect the health and safety of all attendees, we reserve the right to require temperature checks upon entry to the Annual Meeting and refuse entry or require removal of any person from the premises or Annual Meeting area should that person refuse to follow the safeguards described above or should a person exhibit cold or flu-like symptoms, or symptoms commonly associated with COVID-19. We request that anyone who exhibits these types of symptoms or has been in contact with someone that has exhibited such symptoms within 14 days of the Annual Meeting not attend. In the event we determine it will be unsafe to hold the meeting due to current pandemic conditions, we will adjourn or postpone the meeting to a later date.

    In addition to the solicitation of proxies by mail, the Company's officers and other employees, without additional compensation, may solicit proxies by telephone and personal interview. The Company will bear the cost of all solicitation efforts. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company's common stock held as of the record date by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Record Date and Voting Rights

    On June 18, 2021, the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting, there were 16,801,101 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the owner to one vote on each matter presented.

Revocability and Voting of Proxy

    A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any shareholder who provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy;
•	duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares; or
•	attending the Annual Meeting and voting in person.

    Votes will be tabulated by one or more inspectors of election. A proxy, if properly executed and not revoked, will be voted as specified by the shareholder. If the shareholder does not specify his or her choice but returns a properly executed proxy card, the shares will be voted as follows:

•	"FOR" the election of the nine nominees for director named herein;
•	"FOR" the ratification of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2022;
•	"FOR" the approval on an advisory basis of the compensation of the Company's named executive officers ("NEOs") as disclosed in this Proxy Statement; and
•	In the proxies' discretion on any other matters properly coming before the Annual Meeting or any adjournment thereof.

A majority of the total outstanding shares of common stock of the Company entitled to vote on matters to be considered at the Annual Meeting, represented in person or by proxy, constitutes a quorum. Once a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for the remainder of the meeting. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

    The Company's bylaws require that, in uncontested elections, each director receive a majority of the votes cast with respect to that director (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Actions on all other matters to come before the meeting will be approved if the votes cast "for" that action exceed the votes cast "against" it. Abstentions and Broker Shares that are not voted on a particular matter are not considered votes cast and, therefore, will have no effect on the outcome of the election of directors or any other matter.

    Participants in the American Woodmark Corporation Retirement Savings Plan will receive a proxy packet from the Company's transfer agent and registrar, Computershare Shareholder Services, enabling them to provide instructions for voting the shares of the Company's common stock held in their plan accounts. The Newport Group, the plan's administrator, will determine the number of shares beneficially owned by each participant and communicate that information to the transfer agent. Each participant's voting instructions must be properly executed and returned in the envelope provided in order for the participant's shares to be voted. If a participant does not return voting instructions, then the shares held in the participant's account will be voted by the trustee of the plan in the same manner as shares voted by other plan participants.

ITEM 1 – ELECTION OF DIRECTORS

    The Board is currently comprised of nine members, each of whom have been recommended by the Governance, Sustainability and Nominating Committee to the Board and nominated by the Board for election at the Annual Meeting to continue to serve on the Board. Unless otherwise specified, if returned and properly executed, the enclosed proxy will be voted for the nine persons named below to serve until the next Annual Meeting and until their successors are elected and duly qualified. Each of the nominees listed below was elected by shareholders at the last annual meeting for a term expiring at the Annual Meeting, with the exception of Messrs. Culbreth and Rodriguez, who were elected by the Board on August 20, 2020, and Ms. Videtto, who was elected by the Board on February 22, 2021. Mr. Rodriguez and Ms. Videtto were each recommended by a third-party search firm.

The Governance, Sustainability and Nominating Committee is responsible for identifying and recommending to the Board nominees for election to the Board. In identifying potential nominees, the Governance, Sustainability and Nominating Committee considers candidates recommended by shareholders, current members of the Board or management, as well as any other qualified candidates that may come to the Governance, Sustainability and Nominating Committee's attention. From time to time, the Governance, Sustainability and Nominating Committee may engage an independent firm to assist in identifying potential director nominees. The Governance, Sustainability and Nominating Committee evaluates all potential director nominees in the same manner regardless of the source of the recommendation. Please see Procedures for Shareholder Nominations of Directors beginning on page 13 for more information.

    The Board believes that the Company's directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's shareholders. When searching for new directors, the Governance, Sustainability and Nominating Committee considers a candidate's managerial experience, as well as business judgment, background, integrity, ethics and conflicts of interest. The Governance, Sustainability and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance, Sustainability and Nominating Committee believe it is essential that Board members represent diverse backgrounds and viewpoints. The Governance, Sustainability and Nominating Committee considers issues such as diversity of professional experience, skills, viewpoints and education. In considering candidates for the Board, the Governance, Sustainability and Nominating Committee considers the entirety of each candidate's credentials in the context of these criteria. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board are also considered.

    Each nominee listed below has consented to serve as a director, and the Company anticipates all of the nominees named below will be able to serve, if elected. If at the time of the Annual Meeting any nominee is unable or unwilling to serve, then shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board of Directors may designate.

    If a nominated director does not receive a majority of the votes cast at the Annual Meeting, Virginia law and the Company's bylaws provide that such director would continue to serve on the Board as a "holdover director." Under the bylaws, each incumbent director submits an advance, contingent, irrevocable offer of resignation that the Board may accept if the nominee does not receive a majority of the votes cast. In that situation, the Board's Governance, Sustainability and Nominating Committee would make a recommendation to the Board about whether to accept or reject the offer of resignation. The Board would act on the Governance, Sustainability and Nominating Committee's recommendation within 90 days after the date that the election results were certified and would promptly publicly disclose its decision and, if applicable, the rationale for rejecting the offer of resignation.

Information Regarding Nominees

    The names and ages of the Company's nominees, their business experience, and other information regarding each nominee are set forth below.

Name	Age	Business Experience During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
Martha M. Hayes	70	Retired from her role as Vice President Customer Development, Sara Lee	1995
		Corporation (a public company and manufacturer and marketer of consumer products) in 2006. Ms. Hayes's experience with marketing, business development and customer relationships during her 30-year career in the consumer products industry provides the Board with an important perspective on customer issues and opportunities.

James G. Davis, Jr.	62	President and Chief Executive Officer, James G. Davis Construction	2002
		Corporation (a private commercial general contractor) from 1979 to present; Director, Provident Bankshares Corporation (a public company and financial institution) from October 2006 to July 2009. Mr. Davis's career in the construction industry has been highlighted with leadership roles in operations. Mr. Davis's experience as a chief executive officer of a construction company provides the Board with an important perspective.

Name	Age	Business Experience During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
Daniel T. Hendrix	66	Chairman of Interface, Inc. (a public company and manufacturer of modular	2005
		flooring products) from October 2011 to present; President and Chief Executive Officer, from January 2020 to present and July 2001 to March 2017; Director, Interface, Inc. from 1996 to present. Mr. Hendrix's 30+ year career in the building products industry has been highlighted with leadership roles in finance and operations. Mr. Hendrix's experience as a chief executive officer of a publicly traded company in the building products industry provides the Board with an important perspective.

Carol B. Moerdyk	71	Retired; Senior Vice President, International, OfficeMax Incorporated (a	2005
		public company and office products retailer) from August 2004 to September 2007; Director, Libbey, Inc. (a public company and manufacturer of tableware) from 1998 to present. Ms. Moerdyk's 30+ year career in industry has been highlighted with leadership roles in finance and operations. Ms. Moerdyk's experience as a financial executive enables her to provide the Board with a valuable perspective.

Andrew B. Cogan	58	Chairman and Chief Executive Officer, Knoll, Inc. ("Knoll", a public	2009
		company and manufacturer of furnishings, textiles and fine leathers) from May 2018 to present; President and Chief Executive Officer, Knoll from May 2016 to May 2018; Chief Executive Officer, Knoll from April 2001 to May 2016; Director, Knoll from 1996 to present. Director, Interface, Inc. from 2013 to February 2020. As announced previously by Knoll, Knoll has entered into a definitive agreement to be acquired by Herman Miller, Inc. and Mr. Cogan plans to depart the combined company upon the closing of the transaction. Mr. Cogan's 25+ year career in the manufacturing industry has been highlighted with leadership roles in design and marketing. Mr. Cogan's experience as a chief executive officer of a publicly traded company provides the Board with a valuable perspective.

Vance W. Tang	54	Non-Executive Chair of the Board of Directors since 2020; Company	2009
		Lead Independent Director from 2019 to 2020; Retired; President and Chief Executive Officer of the U.S. subsidiary of KONE Corporation (a Finnish public company and a leading global provider of elevators and escalators) and Executive Vice President of KONE Corporation from 2007 to 2012; Director, Comfort Systems USA (a publicly traded provider of commercial and industrial heating, ventilation and air conditioning and building automation services) from December 2012 to present. Since 2012, Mr. Tang has served as President of VanTegrity Consulting providing leadership and strategy consulting to a range of clients. Mr. Tang's 25+ year career in industry has been highlighted with leadership roles in operations. Mr. Tang's former experience as a chief executive officer in the construction industry provides the Board with a valuable perspective.

M. Scott Culbreth	50	Company Chief Executive Officer and President from July 2020 to present;	2020
		Company Senior Vice President and Chief Financial Officer from February 2014 to July 2020. Mr. Culbreth's 20+ year career in the manufacturing industry has been highlighted with leadership roles in finance. Mr. Culbreth's role as the Company's Chief Executive Officer and former Chief Financial Officer provides the Board with intimate knowledge of the Company's operations and performance.

Name	Age	Business Experience During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
David A. Rodriguez	62	Executive Vice President and Global Chief Human Resources Officer,	2020
		Marriott International (a public company and worldwide operator, franchisor, and licensor of hotel, residential and timeshare properties) from 2006 to present; Director, HR Policy Association from 2008 to present; Director, American Health Policy Institute from 2017 to 2019. Mr. Rodriguez's 20+ year career in the hospitality industry has been highlighted with leadership roles in human resources. Mr. Rodriguez's experience as a chief human resources officer of a publicly traded company provides the Board with a valuable perspective.

Emily C. Videtto	39	Vice President and Chief Marketing Officer, Pella Corporation (a privately-	2021
		held manufacturer of windows and doors) from 2016 to present; Director, Window and Door Manufacturers Association from 2018 to present. Ms. Videtto's experience in the consumer durables space, as well as her expertise around marketing, digital and innovation provides the Board with a valuable perspective.

As illustrated in the tables above, our Board members bring instrumental depth, breadth, and perspective to our Company.  We added two non-employee directors during fiscal 2021, which strengthened the Board's makeup, including from a diversity, gender, age, and qualifications standpoint. Each member of the Board has made numerous tours of American Woodmark facilities and customer sites. This gives them a first-hand look at innovative projects and processes as well as a valuable opportunity to interact with employees and customers.  Our Board supports the Company's inclusive culture and its engagement in the communities where we live and work. Both as a group and as individuals, Board members keep themselves current on Board-related matters by reading corporate governance periodicals, attending meetings of the National Association of Corporate Directors, the Conference Board and other such organizations, and hearing from the Company's outside counsel and other experts on pertinent topics.

CORPORATE GOVERNANCE

Codes of Business Conduct and Ethics

In May 2021, as a part of its periodic review of our Code of Business Conduct and Ethics (the "Code") and the Code of Ethics for the Chief Executive Officer and all Senior Officers (the "Financial Officer Code"), the Board approved certain amendments to the Code. These amendments, among other things, expanded the scope of items covered by the Code, consolidated the principles found in the Financial Officer Code into the Code and more fully described the process for reporting potential violations of the Code and the mechanisms for holding any individual who violates the Code accountable. The amendments to the Code did not result in any explicit or implicit waiver of the Code or Financial Officer Code.

The Code applies to all directors, officers, and other employees of the Company, and sets forth important Company policies and procedures on conducting the Company's business in a legal, ethical, and responsible manner. The Code requires all employees, including officers, and directors to respect and obey all applicable laws and regulations when conducting the Company's business and includes policies addressing employee conduct and safety, equality and inclusion, conflicts of interest, insider trading, confidentiality, internal and external communications, environmental compliance, and other matters. The Code also sets forth Company policies and procedures for ensuring that disclosures in the Company's financial reports and documents filed with or furnished to the Securities and Exchange Commission ("SEC") and other public communications are full, fair, accurate, timely, and understandable.

The Code is available on the Governance Documents page of the Company's website at
https://investors.americanwoodmark.com/overview/documents/default.aspx. Any amendments to, or waivers from, any code provisions that apply to the Company's directors or executive officers will be promptly posted on the Governance Documents page of the Company's website. Any amendments to the Code or waivers from any provisions of the Code that apply to the Company's directors or executive officers must be approved by the Board. No amendments or waivers were requested or granted during the fiscal year ended April 30, 2021, except as described above.

Social and Environmental Responsibility Principles

American Woodmark is committed to social and environmental responsibility. Our culture and core values drive us to ensure that we as a company contribute to the communities in which we live and work. We aim to be a responsible business that meets the highest standards of ethics and professionalism through compliance and a proactive stance. To that end, the Board has adopted a policy for the Company of Social and Environmental Responsibility Principles that describes the Company's commitment to social and environmental responsibility. Under these principles, we at American Woodmark strive to:

•	Engage our key stakeholders including employees, customers, shareholders and suppliers, to ensure their needs and concerns are heard and addressed, and if appropriate, incorporated into our strategy;
•	Integrate social and environmental impact considerations in our decision-making processes;
•	Maintain a safe, fair, and enriching working environment where all employees are treated with respect and are able to achieve their full potential;

•	Identify and minimize potential negative environmental impacts of our operations, including recycling and energy conservation initiatives;
•	Work with vendors in our supply chain to strengthen the social and environmental aspects of products and services we deliver to our customers;
•	Fund the American Woodmark Foundation and its support of non-profit organizations in the communities we operate; and
•	Encourage employees to volunteer through internally or externally organized events.

    A copy of these principles can be found on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/overview/documents/default.aspx. Our approach is reviewed with our Board of Directors at least every two years and, if necessary, revised to ensure continuous improvements to our social and environmental efforts.

Board Structure

The Company's Board currently consists of nine directors, all of whom are subject to annual shareholder elections to one-year terms of service. Each of the Company's independent directors sits on at least one of the three standing Board committees, which include the Audit Committee, the Compensation and Social Principles Committee, and the Governance, Sustainability and Nominating Committee.

Upon the retirement of Cary S. Dunston as the Company's Chair and Chief Executive Officer in July 2020, and in keeping with the Company's past practice during transitions in the leadership of the Company, the Board determined to separate the positions of Chair and Chief Executive Officer and elected Mr. Tang, an independent director, to serve as Chair of the Board of Directors. Prior to being elected Chair, Mr. Tang served as the Company's Independent Lead Director. Since the Chair is now independent, the Company does not currently have an Independent Lead Director.

As Chair of our Board, Mr. Tang is responsible for chairing Board and shareholder meetings, setting the agendas for the Board meetings, attending meetings of the Board's committees with the approval of the respective committee if he is not a committee member, and assisting management in representing the Company to external groups as needed and as appropriate. His duties also include presiding over executive sessions of the Company's independent directors, facilitating information flow and communication among the directors and serving as a point of contact between the independent directors and the Chief Executive Officer. The Board elects its Chair annually.

Mr. Culbreth, as Chief Executive Officer, oversees the day-to-day affairs of the Company and directs the formulation and implementation of our strategic plans. Our Board believes that this leadership structure is currently the most appropriate for the Company because it allows our Chief Executive Officer to focus primarily on our business strategy and operations while leveraging the experience and abilities of our Chair to direct the business of the Board.

Our Board periodically reviews its leadership structure and recognizes that, depending on the circumstances, a different model might be appropriate. The Board has no fixed policy on whether the roles of Chair and Chief Executive Officer should be separate or combined, which provides the Board flexibility to choose a leadership structure based on the Company's needs and the Board's assessment of the Company's leadership at a given time. Our Governance, Sustainability and Nominating Committee Charter and Independent Lead Director Charter do provide that the Board appoint an independent lead director in the event the Chief Executive Officer is elected Chair or the Chair otherwise does not qualify as independent.

The Company's independent directors meet in regularly scheduled executive sessions at each of the Company's regularly scheduled Board meetings, without management present, and discuss such matters as certain Board policies, processes and practices, the performance and compensation of the Company's Chief Executive Officer, management succession and other matters relating to the Company and the functioning of the Board.

Risk Management Oversight

    The Board, both directly and through its committees, has an active role in overseeing management of the Company's risks. The entire Board regularly reviews information concerning the Company's operations, liquidity, and competitive position and personnel, as well as the risks associated with each. The Company's Compensation and Social Principles Committee is responsible for overseeing the Company's management of risks relating to the Company's executive and long-term compensation plans and risks related to employee compensation in general. The Audit Committee oversees the Company's management of risks pertaining to internal controls, adherence to generally accepted accounting principles and financial reporting. The Governance, Sustainability and Nominating Committee oversees the Company's management of risks pertaining to potential conflicts of interest and independence of board members. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Director Independence

The Board of Directors of the Company is composed of a majority of directors who are independent directors as defined under the NASDAQ Marketplace Rules. The Board's Audit and Compensation and Social Principles Committee members also meet additional independence requirements pursuant to the NASDAQ Marketplace Rules and SEC rules.

To be independent under the NASDAQ Marketplace Rules, the Board must determine that a director has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Marketplace Rules specify certain persons who cannot be considered independent. The Board reviews the independence of all directors at least annually.

Based upon this review, the Board affirmatively determined that eight of its nine current directors are independent as defined by the NASDAQ Marketplace Rules. The independent directors are: Mr. Cogan, Mr. Davis, Ms. Hayes, Mr. Hendrix, Ms. Moerdyk, Mr. Rodriguez, Mr. Tang, and Ms. Videtto, each of whom is standing for election at the Annual Meeting. In addition, all of the members of the Audit Committee, the Compensation and Social Principles Committee, and the Governance, Sustainability and Nominating Committee are independent. The members of the Audit and Compensation and Social Principles Committees also meet the additional independence requirements applicable to them under the NASDAQ Marketplace Rules and SEC rules.

Communicating Concerns to the Board of Directors

The Audit Committee and the independent non-management directors have established procedures to enable any shareholder or employee who has a concern about the Company's conduct or policies, or any employee who has a concern about the Company's accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the independent directors, or to the Audit Committee. Such communications may be confidential or anonymous. Such communications may be submitted by utilizing the ethics hotline, which is hosted by EthicsPoint's secure services:

Woodmark.ethicspoint.com
U.S.: 1-844-471-7681
Mexico: 001-844-240-4029

The Company's Director of Internal Audit reviews all such correspondence and, as appropriate, discloses details to the Audit Committee and the external auditors of the Company. The Audit Committee will review this information and determine a course of action as appropriate based on the information received.

The Audit Committee reviews and regularly provides the Board of Directors with a summary of all communications received from shareholders and employees and the actions taken or recommended to be taken if an action requires approval of the full Board as a result of such communications. Directors may, at any time, review a log of all correspondence received by the Company which is addressed to the Board, members of the Board or the Audit Committee and may request copies of any such correspondence.

Board of Directors and Committees

The Company's Board of Directors presently consists of nine directors. The Board held eight meetings during fiscal year 2021. All of the directors attended at least 75% of the total number of Board meetings and meetings of all committees of the Board held during periods when they were members of the Board or such committees. The Board of Directors believes that attendance at the Company's annual meeting demonstrates a commitment to the Company, responsibility and accountability to shareholders, and support of management and employees. Therefore, it is a policy of the Board that all members attend the annual meeting of shareholders. All members of the Board attended last year's annual meeting. The Board of Directors also believes it is important to conduct location visits with the employees of the Company. Several Board members visited our manufacturing operations in Orange, Virginia and Moorefield, West Virginia. The majority of the Board visited our plant in Allegany, Maryland as part of the May Board meeting.

The Company's bylaws specifically allow for the Board to create one or more committees and to appoint members of the Board to serve on them. Our current standing committees are the Audit Committee, the Compensation and Social Principles Committee, and the Governance, Sustainability and Nominating Committee. The Board annually appoints individuals from among its independent members to serve on these three committees. Each committee operates under a written charter adopted by the Board, as amended from time to time. On an annual basis, each committee reviews and reassesses the adequacy of its committee charter. The Audit Committee is scheduled to meet at least quarterly and the Compensation and Social Responsibility and Governance, Sustainability and Nominating Committees meet as required, typically at least two to three times per year. The committees may hold special meetings as necessary. These committees report regularly to the full Board of Directors with respect to their fulfillment of the responsibilities and duties outlined in their respective charters. These charters can be found on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/overview/documents/default.aspx.

In May 2021 (fiscal 2022), the Board revised the compensation committee charter to expressly charge the committee with oversight of our policies and practices with respect to social principles, including human capital matters. The Board also revised the governance committee charter to expressly charge the committee with oversight of our sustainability programs and initiatives. In connection with these revisions, the Board also renamed these committees as the Compensation and Social Principles Committee and the Governance, Sustainability and Nominating Committee, respectively.

Audit Committee

The Audit Committee consists of Mr. Cogan, who chairs the Committee, Mr. Davis, Mr. Hendrix, Ms. Moerdyk and Ms. Videtto. All members have been determined by the Board of Directors to be "independent" as defined under the NASDAQ Marketplace Rules and SEC rules, including the additional independence requirements applicable to audit committee members. The Board of Directors has determined that all of the current members of the Audit Committee, except Ms. Videtto, are "audit committee financial experts" as defined under SEC rules.

Purpose and Duties. The Audit Committee provides oversight for the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independence, and qualifications of the Company's independent registered public accounting firm, the performance of the internal audit function and independent registered public accounting firm, and the adequacy and competency of the Company's finance and accounting staff.

The Audit Committee's duties include but are not limited to: (1) selecting and overseeing the performance of the Company's independent registered public accounting firm, (2) reviewing the scope of the audits to be conducted by them, as well as the results of their audits, (3) overseeing the Company's financial reporting activities, including the Company's financial statements included in the Company's Annual Report on Form 10-K as well as the Company's Quarterly Reports on Form 10-Q, and the accounting standards and principles that are followed,

(4) approving audit and non-audit services provided to the Company by the Company's independent registered public accounting firm, (5) reviewing the organization and scope of the Company's internal audit function and internal controls, (6) reviewing and approving or ratifying transactions with related persons required to be disclosed under SEC rules, and (7) conducting other reviews relating to compliance by employees with Company policies and applicable laws.

The Audit Committee met eleven times during fiscal year 2021. The Audit Committee is governed by a written charter approved by the Board of Directors, which can be viewed on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/overview/documents/default.aspx. The Report of the Audit Committee is found beginning on page 44.

Compensation and Social Principles Committee

The Compensation and Social Principles Committee is composed of Ms. Hayes, who chairs the Committee, Mr. Rodriguez and Mr. Tang. All members have been determined by the Board of Directors to be "independent" as defined under the NASDAQ Marketplace Rules and SEC rules, including the additional independence requirements applicable to Compensation and Social Principles committee members.

Purpose and Duties. The Compensation and Social Principles Committee is primarily concerned with designing and managing competitive compensation programs to facilitate the attraction and retention of talented senior executives and directors and overseeing the Company's policies and practices with respect to social principles, including human capital matters. The activities of the Compensation and Social Principles Committee include reviewing, evaluating, and approving senior executive compensation plans and evaluating and recommending director compensation plans for approval by the Board. The Compensation and Social Principles Committee also provides oversight for all of the Company's employee benefit plans and for the integration of social principles into the Company's business strategy and decision-making. The Compensation and Social Principles Committee delegates certain aspects of implementation and day-to-day management of compensation administration to officers of the Company.

The Compensation and Social Principles Committee's duties include but are not limited to: (1) reviewing, evaluating, and approving corporate goals and objectives relevant to the Chief Executive Officer's and other senior executive officers' compensation, (2) evaluating the Chief Executive Officer's and other senior executive officers' performance in light of those goals and objectives, (3) determining and approving the Chief Executive Officer's and other senior executive officers' compensation levels based on this evaluation, and (4) overseeing the compensation and benefit plans, policies, and programs of the Company, and (5) periodically reviewing the Company's practices with respect to, as risks associated with, human capital matters and other social principles, including community engagement and reputational matters, and evaluating the Company's progress towards achieving any objectives with respect to such matters.

The Compensation and Social Principles Committee determines the Chief Executive Officer's compensation after reviewing his performance with the independent directors of the Board and without members of management being present, and shares this information with the full Board. The Compensation and Social Principles Committee determines the compensation of the other senior executives after considering a recommendation from the Chief Executive Officer. The Compensation and Social Principles Committee does not delegate its authority with regard to executive compensation decisions.

The Compensation and Social Principles Committee administers and approves awards under the Company's 2016 Employee Stock Incentive Plan and the Company's 2015 Non-Employee Directors Restricted Stock Unit Plan.

The Compensation and Social Principles Committee met six times during fiscal year 2021. The Compensation and Social Principles Committee's charter can be viewed on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/overview/documents/default.aspx. Additional information on the Company's philosophy and policies pertaining to executive compensation are addressed in the Compensation Discussion and Analysis beginning on page 16. The Compensation and Social Principles Committee Report can be found beginning on page 39.

Governance, Sustainability and Nominating Committee

The Governance, Sustainability and Nominating Committee is composed of Mr. Davis, who chairs the Committee, Ms. Hayes, Ms. Moerdyk, Mr. Tang, and Mr. Rodriguez. All members have been determined by the Board of Directors to be "independent" as defined under the NASDAQ Marketplace Rules.

Purpose and Duties. The Governance, Sustainability and Nominating Committee is responsible for identifying and recommending to the Board director nominees for the Board, recommending directors for appointment to committees and chairs, and ensuring that the size, composition, and practices of the Board best serve the Company and its shareholders, and overseeing the overall corporate governance of the Company and the Company's sustainability programs and initiatives. From time to time, the Committee may engage an independent firm to assist in identifying potential director nominees.

In evaluating candidates for nomination to serve on the Board, the Governance, Sustainability and Nominating Committee will assess the candidate's character and professional ethics, judgment, business experience, independence, understanding of the Company's or other related industries, and other factors deemed pertinent in light of the current needs of the Board. Each candidate will be recommended without regard to gender, race, age, religion or national origin. Specific qualities and skills established by the Committee for candidates, which are included in the Governance, Sustainability and Nominating Committee charter, include:

•	each candidate must be an individual that has consistently demonstrated the highest character and integrity;
•	each candidate must have demonstrated professional and managerial proficiency, an openness to new and unfamiliar experiences and the ability to work in a team environment;
•	each candidate must be free of any conflicts of interest which would violate applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	each candidate should possess substantial and significant experience which would be of particular relevance to the Company and its shareholders in the performance of the duties of a director; and
•	each candidate must demonstrate commitment to the responsibilities of being a director, including the investment of the time, energy, and focus required to carry out the duties of a director.

The Governance, Sustainability and Nominating Committee's responsibilities also include, but are not limited to: (1) regularly assessing the effectiveness of the Board; (2) annually reviewing the performance of each director; (3) determining whether any director conflicts of interest exist; (4) reviewing any director related party transactions; (5) periodically reviewing the Company's corporate governance policies; and (6) ensuring the size, composition, and practices of the Board and its Committes are strutured in a way that best serves the objectives and interests of the Company, the Shareholders, and all primary constituents; and (7) reviewing, overseeing and monitoring the Company's strategies and efforts with respect to sustainability and corporate governance matters.

The Governance, Sustainability and Nominating Committee met six times during fiscal year 2021. The Governance, Sustainability and Nominating Committee's charter can be viewed on the Corporate Governance page of the Company's website at https://investors.americanwoodmark.com/overview/documents/default.aspx.

Procedures for Shareholder Nominations of Directors

A shareholder of record may nominate a person or persons for election as a director at the 2022 Annual Meeting if any such nomination is submitted in writing to the Secretary of the Company in accordance with the Company's bylaws and is received in the Company's principal executive offices on or before April 21, 2022. The nomination must include the name and address of the director nominee and a description of the director nominee's qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the nomination;

•	a representation that the shareholder is a record holder of the Company's common stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons specified in the nomination;
•	a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;
•	such other information regarding the nominee as would be required to be included in a proxy statement filed under the proxy rules of the SEC if the director nominee were to be nominated by the Board of Directors;
•	information regarding the nominee's independence as defined by applicable NASDAQ listing standards; and
•	the consent of the nominee to serve as a director of the Company if elected.

The Governance, Sustainability and Nominating Committee may subsequently request additional information regarding the director nominee or the shareholder making the nomination. The Chair of the Governance, Sustainability and Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

As a leading manufacturer of cabinetry in the U.S., American Woodmark is committed to conducting business in a manner that incorporates effective environmental, social, and governance practices in order to improve our long-term sustainability and results. Our governance efforts are described throughout this Proxy Statement and our environmental and social practices are summarized below. As discussed elsewhere in this Proxy Statement, in May 2021 (fiscal 2022), we revised our Board committee charters to expressly charge the renamed Governance, Sustainability and Nominating Committee with oversight of our sustainability programs and initiatives and the renamed Compensation and Social Principles Committee with oversight of our policies and practices with respect to social principles, including human capital matters.

Environmental and Sustainability Matters

We recognize the potential impact of our operations on the environment as well as the potential impact of environmental issues on our operations. We have established Corporate Environmental, Health and Safety programs with the goal of ensuring compliance with all applicable local, state and federal environmental and safety laws and regulations, and we monitor our performance under these programs through formal agency audits as well as internal audits. We have a formal program in place to identify opportunities in our manufacturing facilities to eliminate or minimize the use of certain hazardous materials and we seek to employ leading technologies to reduce emissions from our manufacturing operations to the extent practicable. We have implemented recycling and energy efficiency programs throughout our organization in an effort to reduce our consumption of resources. These efforts include manufacturing processes that repurpose wood waste into saleable products or divert it to other industries in order to reduce waste. We encourage appropriate suppliers of hardwood and other wood products to participate in a sustainable forestry program through formal training and advocacy, and we require all of our suppliers to comply with applicable environmental and safety laws and regulations.

In fiscal 2022 and beyond, we plan to further enhance our environmental and sustainability efforts by:

•	Establishing internal working teams to improve our efforts related to sustainability and our environmental and social impact;
•	Developing internal scorecards to measure progress against our goals;
•	Developing a long-term vision for environmental sustainability; and
•	Increasing the amount of environmental and sustainability information we share with the public and investment community.

Social Matters

The way we conduct our business and interact with our customers, our vendors, the communities in which we operate and other stakeholders is driven by our core principles of Customer Satisfaction, Integrity, Teamwork and Excellence. We define these principles as follows:

•	Customer Satisfaction: Provide the best possible quality, service, and value to the greatest number of people by doing whatever is reasonable and sometimes unreasonable.
•	Integrity: Do what is right; act fairly and responsibly, care about the dignity of each person and be a good citizen within the community.
•	Teamwork: Understand that we must all work together in order to succeed. Realize that each person must contribute to the team to be part of the team.
•	Excellence: Strive to perform every job or action in a superior way. Be innovative, always helping others become the best they can be.

By living out these principles, we believe we will be best positioned to attract, develop and retain a diverse and well-qualified workforce and to conduct our business in a responsible, ethical and professional manner.

Inclusion & Diversity

We are an equal opportunity employer and strive to create an environment free from discrimination and harassment and in which each employee is valued, treated with dignity and respect and managed in an inclusive manner. We believe that a workplace that encourages the interaction of different perspectives and backgrounds creates superior solutions, approaches and innovations. Accordingly, we aim to foster a culture where each employee has an equal opportunity to thrive and advance his or her career and is therefore engaged and invested in our continued success. We also seek to leverage each employee's unique ideas and perspectives in order to better understand our markets and customers and otherwise improve our business and operations.

We commissioned a team to understand inclusion and diversity at American Woodmark, which led to increased management training and learning opportunities designed to improve insight and effectiveness. We have Right Environment Councils in each of our locations to more effectively engage and connect with employees of all levels. These councils increase accountability with respect to company culture and engagement and serve as the main connection between the Company and local employees and communities. In fiscal 2020, we revised our employee engagement survey process to include an inclusion and diversity index and increase the frequency of formal employee feedback, which is currently solicited in the form of semi-annual pulse surveys. In fiscal 2021, we partnered with an inclusion and diversity consultant and established an Inclusion, Diversity, Equity and Awareness (IDEA) team in order to establish and refine an enterprise-wide inclusion and diversity strategy and propose specific initiatives to accelerate our efforts in this area. In fiscal 2021, we also developed and implemented an internal communication campaign to bolster further awareness of our Equal Employment Opportunity, anti-discrimination and anti-harassment policies, as well as our employee hotline reporting process.

In fiscal 2022 and beyond, we intend to continue to refine our inclusion and diversity strategy with the help of our IDEA team and to implement related initiatives. We also intend to:

•
Continue to leverage our Career Orientation and Development program and Organizational Development Matrix, as well as other internal evaluation systems, to identify, recruit and train employees who are gender and/or racially/ethnically diverse for internal advancement opportunities;

•	Utilize structured, internal evaluation methods to identify qualified employees who are gender and/or racially/ethnically diverse for promotion to key sales and marketing roles; and
•	Deepen our relationships with Historically Black Colleges and Universities in order to improve the success of our existing participation in annual recruiting fairs and campus recruiting events.

Employee Training

We invest a significant number of hours annually in onboarding, cultural, safety, regulatory, supervisory and managerial training activities. Through these activities, as well as our tuition reimbursement programs, executive development opportunities, formal and informal cross-training activities and other operational training offerings, we strive to establish American Woodmark as an organization dedicated to providing the training and development opportunities necessary to maintain a well-qualified workforce that upholds our social responsibilities by implementing our core principles on a daily basis.

Our training is designed and developed at the corporate and local site level in order to further our goals of enterprise alignment and local integration. We seldom adopt a "one and done" approach to training. Depending on the course, our training and development opportunities are offered on an on-demand, semi-annual, annual or biannual basis.

Philanthropy & Community Engagement

In order to care for and engage with our employees, we must care for and engage with the communities in which they live and work. We maintain a scholarship fund, the Holcombe Scholarship, which is available to children of full-time American Woodmark employees preparing for post-secondary education. The purpose of the scholarship fund is to encourage scholarship, service and continued learning in the children of American Woodmark employees and to support the development of future leaders who may return to the communities in which we operate. We also fund the American Woodmark Foundation, a 501(c)(3) organization, which was formed in 1995 solely for the philanthropic purposes of sustaining our communities, enabling the work and mission of charitable organizations and ensuring that we are a good neighbor in each of the communities in which we operate. The Foundation has invested over $6 million since inception. Also, given that we have a variety of operations across North America, we often utilize our Right Environment Councils to develop and implement our workforce and community engagement initiatives at the local level as opposed to relying solely on our corporate office to drive our engagement efforts. We believe this approach encourages increased employee engagement and better serves our communities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") contains information about the executive compensation program for our named executive officers ("NEOs") for fiscal year 2021 ("fiscal 2021"). Our NEOs for fiscal 2021 were the following:

•M. Scott Culbreth (President and Chief Executive Officer)
•Paul Joachimczyk (Vice President and Chief Financial Officer)
•Robert J. Adams, Jr. (Senior Vice President, Manufacturing and Technical Operations)
•Teresa M. May (Senior Vice President and Chief Marketing Officer)
•S. Cary Dunston (Former Chairman, President, and Chief Executive Officer)
•R. Perry Campbell (Former Senior Vice President, Sales and Commercial Operations)

Executive Leadership Changes

On July 9, 2020, Mr. Dunston retired and Mr. Culbreth was elected President and Chief Executive Officer, with Mr. Joachimczyk replacing Mr. Culbreth as Vice President and Chief Financial Officer. Mr. Campbell's employment was terminated on the same date. In connection with these leadership changes, we entered into separation agreements with Messrs. Dunston and Campbell which are described in more detail below under "Separation Agreements for Messrs. Dunston and Campbell." The Compensation and Social Principles Committee also increased Mr. Culbreth's and Mr. Joachimczyk's annual base salaries and maximum potential bonus opportunities in connection with their promotions, in each case taking into account each officer's experience, expected duties, existing pay levels, the compensation levels historically paid by the Company for these positions and comparable compensation levels paid by peer companies for similarly situated executives and other relevant factors. The fiscal 2021 compensation for each of these officers is discussed in more detail throughout the CD&A.

COVID-19 Impact on Fiscal Year 2021 Executive Compensation Program

    In connection with other proactive measures taken in response to the impacts of COVID-19, base salaries for each of our NEOs were reduced at the election of each of the officers for the period between April 27, 2020 through July 31, 2020. Messrs. Culbreth, Adams and Campbell's and Ms. May's base salaries were each reduced by 25% during this period and Mr. Dunston's base salary was reduced by 50% during this period, The base salary of Mr. Joachimczyk and other Vice Presidents was reduced by 10% for the same period.

Our annual cash bonus plan has historically been tied to the achievement of the Company's annual financial goals. Due to COVID-19 and its extraordinary impact on the economic environment, the Board approved a separate budget for the first quarter of fiscal 2021 and the Compensation and Social Principles Committee approved a separate set of Company financial goals for the annual bonus plan tied to the first quarter of fiscal 2021 as well. This change applied to employees on the annual bonus plan, including our NEOs. The Board and Compensation and Social Principles Committee subsequently developed and approved a budget and related Company financial goals for the bonus plan for the remainder of fiscal 2021, once the impact of the COVID-19 pandemic had become more clear. The Company's financial goals for the annual bonus plan for fiscal 2021 were designed to be appropriately challenging and aligned with our shareholders' interests. Bonuses earned by the NEOs under the fiscal 2021 annual bonus plan were not paid until the financial statements had been certified at the end of fiscal 2021, consistent with our normal schedule.

Compensation Principles

    The compensation provided to our senior leaders is driven by the following principles:

Aligned with shareholders - Compensation should align directly with the long-term interests of our shareholders. Our leaders are expected to be long-term shareholders.	Performance-Based - Compensation should be based on financial, operational, and cultural goals. The goals should be challenging, but achievable, in light of expected market conditions.
Company Focused - Our leader's contributions to the overall performance of the business are more important than their individual performance. This rewards strong teamwork and alignment.	Simple Design - Our compensation plan should be easy to understand, measure, and communicate.
Properly Balanced Compensation Components - The elements of the compensation plan should properly balance short- and long-term pay, fixed and variable components, and quantitative and qualitative measures.

Competitive Pay - Overall target compensation should be competitive (market median) compared to similar roles at peer group companies to ensure we are able to attract, retain, and motivate excellent leaders.

The Company's Compensation Program Goal

The goal of the Company's compensation program, as administered by the Compensation and Social Principles Committee, is to facilitate the creation of long-term value for its shareholders by attracting, motivating and retaining qualified senior leaders. To this end, the Company has designed and administered the Company's compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company's shareholders, and to encourage them to remain with the Company for long and rewarding careers. To achieve alignment with shareholder interests, the Company's compensation program provides significant, but appropriate, rewards for outstanding performance, as well as clear financial consequences for underperformance. The majority of the Company's senior executives' compensation is "at risk" in the form of annual and long-term incentive awards that are paid, if at all, based upon Company performance. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

Key Considerations in Setting Pay

The following is a summary of the key considerations affecting the determination of compensation by the Compensation and Social Principles Committee for the Company's NEOs.

Performance-based Compensation. The majority of the targeted total compensation for the Company's NEOs is performance-based to achieve alignment with shareholder interests. Annual bonuses are only payable to NEOs if the Company achieves adjusted EBITDA, free cash flow, and discretionary goals in excess of specified threshold levels during its fiscal year. The majority of long-term incentives for our NEOs is tied to the Company's achievement of financial and cultural goals. The Company strives to establish challenging Company-wide targets that are appropriate given the expected level of performance given current and anticipated market conditions.

The above tables do not include Messrs. Dunston and Campbell. For Mr. Culbreth and other NEOs who were promoted during the year, the above calculations are based on each officer's annualized base salary, target annual bonus, and target long-term incentive award in his or her new role.

Balance of Long-Term Pay Opportunity versus Current Pay Opportunity. The Compensation and Social Principles Committee strives to provide an optimal balance between current and long-term compensation and cash versus equity compensation for the Company's executive officers. Current compensation is paid in cash in the form of a base salary and an annual bonus, primarily as a reward for recent performance, while long-term compensation is equity-based, to encourage the Company's executive officers to deliver excellent results over a longer period of time and to serve as a retention tool. The Compensation and Social Principles Committee has targeted a higher mix of long-term compensation as performance-based compensation for the Company's senior executive officers, including the NEOs.

Providing shareholders with an appropriate level of return on their investment is an important objective of the Company, the Board, and the Compensation and Social Principles Committee. As a result, performance that rewards the Company's shareholders factors prominently in the Compensation and Social Responsibility Committee's decisions about the type and amount of long-term compensation paid to the Company's executive officers.

Qualitative vs. Quantitative Factors. The Compensation and Social Principles Committee uses a broad range of both quantitative and qualitative factors to determine compensation. Quantitative factors are determined annually based upon the Company's overall goals and objectives. In general, qualitative factors include the executives' ability to build the organization and to lead the Company's attainment of its "CITE" principles of customer satisfaction, integrity, teamwork, and excellence. Additional qualitative factors considered by the Compensation and Social Principles Committee include the executives' contribution to achieving the Company's overall vision, the evaluation of the executives' performance against their stated objectives, their experience, skill sets, and the breadth and scope of their responsibilities.

Significance of Company Results. The Compensation and Social Principles Committee believes that the NEOs' contributions to the Company's overall performance are more important than their individual performance. Accordingly, a significant portion of the annual bonus opportunity and the long-term incentive opportunity for our NEOs is dependent upon the Company's financial performance, including (in relation to the annual bonus) its adjusted EBITDA goals and free cash flow and (in relation to the long-term incentives) its adjusted EPS and return on average equity.

Consideration of Compensation Risk. The Company's compensation programs are discretionary, balanced, and focused on the long-term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides strong incentives to manage the Company for the long term, while avoiding excessive risk in the short term. The elements of the Company's variable compensation program are balanced among current cash payments and longer-term equity awards. The Company uses a mix of quantitative and qualitative performance measures to assess achievement for its RSU awards to avoid placing excessive weight on a single performance measure. Annual bonus payouts are targeted at 120% of base salary for Mr. Culbreth and Mr. Dunston (prior to his retirement), 60% of base salary for Mr. Joachimczyk and 75% for the other NEOs with a maximum potential bonus of 1.67 times target bonus. The Company has also adopted stock ownership guidelines under which its NEOs are expected to hold a significant amount of Company stock on an ongoing basis, which the Compensation and Social Principles Committee believes helps mitigate compensation-related risk by focusing the officers' attention and efforts on the long-term stock performance of the Company.

Use of Independent Compensation Consultants and Peer Group Data. The Company, at the direction of the Compensation and Social Principles Committee, retains an independent compensation consultant every two to three years to assist the Compensation and Social Principles Committee by collecting compensation data regarding peer group companies, which is used by the Compensation and Social Principles Committee in reviewing and establishing executive compensation guidelines. The Compensation and Social Principles Committee considers this data, among other factors, when it determines the components and amounts of total compensation that are appropriate for the NEOs. In 2020, the Company retained Pearl Meyer & Partners ("Pearl Meyer") to evaluate the competitiveness of the Company's executive compensation program, the alignment of executive compensation and Company performance and update the Company's Competitive Peer Group for use in the evaluation of the Company's compensation practices. Pearl Meyer performs no other services for the Company other than those described in this section. The Compensation and Social Principles Committee has examined Pearl Meyer's relationship with the Compensation and Social Principles Committee members, the Company and the Company's management and has determined that Pearl Meyer's work has not raised any conflict of interest.

The Company's Competitive Peer Group was most recently updated in 2020 at the recommendation of Pearl Meyer and consists primarily of similar-sized companies in the furniture, home furnishing, and building products industries that may compete with the Company for executive talent and which investors may consider as investment alternatives to the Company. The Company's Competitive Peer Group includes:

Apogee Enterprises, Inc.	Masonite International Corporation
Advanced Drainage Systems, Inc.	Patrick Industries, Inc.
Cornerstone Building Brands, Inc.	Simpson Manufacturing Co., Inc.
Griffon Corporation	Sleep Number Corporation
Herman Miller, Inc.	Steelcase Inc.
HNI Corporation	Universal Forest Products, Inc.
La-Z-Boy Incorporated

Results of 2020 Say on Pay Vote. At the Company's Annual Meeting of Shareholders held on August 20, 2020, 98.8% of votes cast by its shareholders (excluding abstentions and broker non-votes) approved on an advisory basis the Company's executive compensation program as disclosed in its 2020 proxy statement. In light of the overwhelming support that the 2020 say-on-pay proposal received, the Compensation and Social Principles Committee did not make any specific changes to the fiscal year 2021 executive compensation program in response to the vote.

Stock Ownership Guidelines. The Company has adopted guidelines for stock ownership by its NEOs. For Mr. Culbreth, the stock ownership guideline is equivalent to three times his base salary, and for Messrs. Joachimczyk and Adams and Ms. May, the stock ownership guideline is equivalent to their respective base salaries.

Executive officers have 3 years to comply with the ownership requirements after becoming an executive officer or being promoted to a position with a higher ownership guideline. The Company determines the amount of Company stock its NEOs hold by including all shares of stock owned outright by the individual as well as earned but unvested RSUs, so that a minimum ownership of Company stock is achieved. As of April 30, 2021, all NEOs meet or are on track to meet the ownership guideline established by the Company.

Clawback Policy.  Starting with its RSU awards granted in June 2019, the Company has added a clawback provision to the terms of its employee RSU awards, authorizing the Company to cancel outstanding RSU awards or seek recovery of shares previously issued under RSU awards if the Company's financials are required to be restated during or within two years after the end of the applicable vesting period due to the Company's material noncompliance with federal securities laws. RSU awards are subject to clawback if the Committee determines that the awards would not have been earned or vested based on the restated financials or if the employee's misconduct contributed to the need for the restatement. RSU awards will also be subject to any other clawback requirements adopted by, or applicable to, the Company, pursuant to any law or any exchange listing requirement, including Section 954 of the Dodd Frank Act.

    Anti-Hedging and Anti-Pledging Policy. The Company prohibits employees and directors from engaging in hedging transactions involving the Company's stock, including the purchase of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. The Company also prohibits employees from holding the Company's stock in a margin account or pledging the Company's stock as collateral for any loan.

Elements of Compensation

The compensation program for executive officers for fiscal year 2021 consisted of the following elements:

Elements available to most salaried employees:

•	base salary;
•	annual performance-based cash bonus;
•	annual employee profit sharing; and
•	retirement and health and welfare benefits.

    Elements available to the Company's NEOs, key managers, and selected employees:

•	long-term incentive awards in the form of RSUs.

    Elements available only to NEOs:

•	other benefits, which include the ability to purchase products at a discounted price, and a medical exam from a nationally recognized medical clinic.

    These compensation elements are described below:

    Base Salary. Base salary is intended to compensate the Company's executives for:

•	the scope of their responsibilities;
•	the complexity of the tasks associated with their position within the Company;
•	their role in modeling and teaching cultural imperatives;
•	their skill set; and
•	their performance.

    Base salaries for all executives have been competitively established based on salaries paid for like positions in comparably-sized companies in similar industries. When setting annual base salaries for the executives, the

Compensation Committee targets approximately the 50th percentile of annual base salaries for similar positions in comparably sized companies. The companies used for comparison of base salaries may include additional companies from those used in the Company's Competitive Peer Group where other competitive factors or local market conditions warrant. These salaries are obtained by management periodically and reviewed by the Compensation and Social Principles Committee to assure continued competitiveness and are adjusted when necessary.

    During fiscal year 2021, Mr. Culbreth's base salary was increased 54%, from $455,260 to $700,000, in recognition of his promotion to President and Chief Executive officer and his expanded responsibilities in that new role. Mr. Joachimczyk's base salary was increased 22%, from $262,905 to $320,000, in recognition of his promotion to Vice President and Chief Financial Officer and his expanded responsibilities in that new role. Mr. Adams's base salary was increased 15%, from $353,290 to $405,000 to align with the market rate for comparably-sized companies. Ms. May's base salary was set at $320,000 in connection with her hiring in April 2020 and was not adjusted during fiscal 2021. There were no pre-separation adjustments made to Messrs. Dunston's or Campbell's salaries.

Annual Cash Bonus. Annual cash bonuses are provided as an incentive to executives to achieve the Company's annual financial goals, and reflect the Compensation and Social Principles Committee's belief that a significant portion of the annual compensation of senior executives and other key employees should be contingent upon the financial performance of the Company. Annual bonus levels are established as a percentage of base salary. Jobs with greater spans of control and impact upon the Company's results have higher bonus percentages. For fiscal year 2021, Mr. Culbreth was eligible for a target potential bonus opportunity equal to 120% of his base salary with a maximum potential bonus of 1.67 times target bonus; Mr. Joachimczyk was eligible for a target potential bonus opportunity equal to 60% of his base salary with a maximum potential bonus of 1.67 times target bonus and Mr. Adams and Ms. May were eligible for a target potential bonus opportunity equal to 75% of their respective base salaries with a maximum potential bonus of 1.67 times target bonus. Mr. Dunston's target annual bonus was set at 120% of his base salary and Mr. Campbell's target annual bonus was set at 75% of his base salary, but neither of these officers received an annual bonus for fiscal 2021 due to their separations prior to the end of the year.

The annual bonus for our NEOs is usually tied solely to the Company's performance for the entire fiscal year. However, for fiscal year 2021, due to uncertainty created by the COVID-19 pandemic, the Compensation and Social Principles Committee approved separate performance goals for the first quarter of fiscal 2021 (weighted 25% of the total annual fiscal 2021 bonus) and the remaining 9 months of fiscal 2021 (weighted 75% of the total annual fiscal 2021 bonus). Adjusted EBITDA, free cash flow and a discretionary component were utilized to measure Company performance for the bonus plan for nearly every employee in the Company, including our NEOs, due to their ease of understanding as simple, consistent, and important indicators of the Company's annual performance. We utilize free cash flow as a performance measure for the annual bonus plan as a measure of our ability to repay our debt obligations.

    Company Goals. On an annual basis, the Compensation and Social Principles Committee establishes bonus goals for Company performance based upon a variety of factors including progress achieved towards critical elements of the Company's long-term strategy, prior year performance, and the external economic environment. As a result, Company-wide performance targets vary from fiscal year to fiscal year. The annual performance goals for each of the fiscal years listed below represented the expected range across the following three levels of performance:

•	"Threshold" representing the minimum level of achievement in order to qualify for a payout of 25% of the maximum;
•	"Target" representing performance consistent with demanding expectations to qualify for a payout of 60% of the maximum; and
•	"Superior" representing outstanding performance against demanding expectations to achieve 100% of the maximum.

Company performance falling between each performance level results in an interpolated percentage payout based upon a predetermined scale. No portion of the Company performance portion of annual bonuses are paid if the Company's performance is below the predetermined adjusted EBITDA and free cash flow thresholds.

Company performance targets are set sufficiently high to require excellent performance. In the last ten years, the Company has achieved superior performance one time, achieved between target and superior performance three times, achieved between threshold and target performance five times, and did not meet threshold performance one time. The Company used three performance measures for fiscal year 2021, adjusted EBITDA (60% weighting), free cash flow (20% weighting) and discretionary goals (20% weighting). First quarter and second-through-fourth quarter performance goals for Company performance at the threshold, target and superior performance levels for fiscal year 2021, as well as the actual adjusted EBITDA and free cash flow achieved, are presented in the following table.

(dollar amounts in millions)	Fiscal 2021
	Goals			Actual
	Threshold	Target	Superior
Adjusted EBITDA - 1st Quarter (1)	$26.4	$37.5	$52.5	$57.0
Adjusted EBITDA - 2nd - 4th Quarters (1)	$127.4	$156.5	$175.0	$166.2
Free Cash Flow - 1st Quarter (2)	$—	$7.0	$25.0	$32.2
Free Cash Flow - 2nd - 4th Quarters (2)	$45.0	$63.1	$75.0	$73.2

(1)	Adjusted EBITDA is a non-GAAP financial measure. The Company defines adjusted EBITDA as net income determined in accordance with GAAP adjusted to exclude (1) income tax expense, (2) interest expense, net, (3) depreciation and amortization expense, net of amounts included in restructuring, (4) amortization of customer relationship intangibles and trademarks, (5) expenses related to the acquisition of RSI Home Products, Inc. ("RSI acquisition") and subsequent restructuring charges that the Company incurred related to the acquisition, (6) non-recurring restructuring charges, (7) stock-based compensation expense, (8) gain/loss on asset disposals, (9) change in fair value of foreign exchange forward contracts, and (10) net gain/loss on debt forgiveness and modification.
(2)	Free cash flow is a non-GAAP financial measure. The Company defines free cash flow as cash flows from continuing operations less amounts for capital expenditures consisting of cash payments for property, plant and equipment and cash payments for investments in displays.

The Compensation and Social Principles Committee determined that the discretionary goals for the fiscal 2021 annual cash bonus were achieved at 100% of target for each NEO. The Compensation and Social Principles Committee made a qualitative assessment of each NEOs contributions towards strengthening the Company's financials, ensuring employee safety, and developing and executing corporate strategy during fiscal 2021. In addition, the Committee evaluated other factors unique to each NEO's role, including, in the case of Mr. Culbreth, his achievements in establishing a leadership team and providing overall focus to the organization.

The Company's actual performance for first quarter fiscal 2021 adjusted EBITDA and free cash flow exceeded superior. The Company's actual performance for second-through-fourth quarter fiscal year 2021 adjusted EBITDA and free cash flow exceeded target but fell short of superior. This performance resulted in a Company performance percentage based upon the predetermined bonus scale of 90.6% of the maximum, as follows:

	Performance Attainment		Weighting Factor		Weighted Performance

Adjusted EBITDA - 1st Quarter	100%	X	15%	=	15.0%
Adjusted EBITDA - 2nd - 4th Quarters	81.1%	X	45%	=	36.5%
Free Cash Flow - 1st Quarter	100%	X	5%	=	5.0%
Free Cash Flow - 2nd - 4th Quarters	93.7%	X	15%	=	14.1%
Individual Performance	100%	X	20%	=	20.0%
Total Annual Bonus Performance					90.6%

Accordingly, Mr. Culbreth earned an annual bonus of 181.2% (90.6% of 200%) of his year-end base salary, Mr. Joachimczyk earned an annual bonus of 90.6% (90.6% of 100%) of his year-end base salary, and Mr. Adams and Ms. May each earned an annual bonus of 113.3% (90.6% of 125%) of their respective year-end base salaries.

Messrs. Dunston and Campbell did not receive an annual bonus for fiscal 2021 due to their separations prior to the end of the year.

Long-Term Incentive Awards. The Compensation and Social Principles Committee has established long-term incentive awards for the Company's executives and key managers with the objective of advancing the longer-term interests of the Company and its shareholders by directly aligning executive compensation with increases in the Company's stock price. These awards complement cash incentives tied to annual performance by providing incentives for executives to increase shareholder value over time. The Company's long-term incentive compensation program utilizes RSUs. RSUs are intended to focus the attention of executives on the achievement of the Company's long-term performance objectives, to align executive management's interests with those of shareholders, and to facilitate executives' accumulation of sustained ownership of Company stock.

In line with recommendations from Pearl Meyer, the NEOs with target performance may earn long-term incentive awards valued at approximately 120% of base salary for Mr. Culbreth, 24% for Mr. Joachimczyk and 90% for Mr. Adams and 75% for Ms. May. With superior performance, each of the NEO's may earn a maximum potential long-term incentive of 1.67 times their respective target long-term incentives. The NEO's received long-term incentive awards during fiscal 2021 at levels determined before their promotions. All long-term incentive awards were approved by the Compensation and Social Principles Committee. Starting in fiscal 2022, with target performance Mr. Culbreth may earn long-term incentive awards valued at approximately 180% of base salary, Mr. Joachimczyk may earn long-term incentive awards valued at approximately 75% of base salary and Ms. May may earn long-term incentive awards valued at approximately 90% of base salary. Assuming target performance, Mr. Dunston's fiscal 2021 long-term incentive opportunity was 180% of base salary and Mr. Campbell's was approximately 90% of base salary; for a discussion of Messrs. Dunston and Campbell's fiscal year 2021 awards, please see "Separation Agreements with Messrs. Dunston and Campbell," below.

LONG-TERM INCENTIVE PLAN

23%
35%
22%
5%
5%
5%
5%
Retention (35%)
Employee Turnover (5%)
Training Compliance (5%)
Succession Planning (5%)
Cultural Development (5%)
Adjusted EPS (22.5%)
Return on Equity (22.5%)

Restricted Stock Units. During fiscal year 2021, Mr. Culbreth was awarded 19,700 RSUs, Mr. Joachimczyk was awarded 2,280 RSUs, Mr. Adams was awarded 11,470 RSUs, and Ms. May was awarded 8,660 RSUs. These RSUs vest upon the satisfaction of certain performance, service, and cultural conditions. 35% of each award vests based on the executive's continued employment through the third anniversary of the grant date, 20% of each award vests based on the executive's continued employment through the third anniversary of the grant date and the achievement of certain cultural goals for the period ending with the Company's 2023 fiscal year, and the remaining 45% of each award vests based on the executive's continued employment through the third anniversary of the grant date and the achievement of certain annual performance goals for the Company's 2021, 2022, and 2023 fiscal years. Subject to satisfying the associated vesting conditions, each RSU represents the right to receive one share of the Company's common stock. The Compensation and Social Principles Committee believes that the RSU grants provide a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with the Company's shareholders. Messrs. Dunston and Campbell also received fiscal 2021 RSU awards, all of which (in the case of Mr. Campbell) or the majority of which (in the case of Mr. Dunston) were forfeited upon their separations. For a discussion of Messrs. Dunston and Campbell's fiscal year 2021 RSUs, please see "Separation Agreements with Messrs. Dunston and Campbell," below.

    In order to receive the shares of Company stock corresponding to the RSU award, the award recipients must remain continuously employed with the Company through the three-year anniversary date of the RSU grant. Each award is subject to accelerated vesting in certain circumstances, including the executive's retirement, death, disability or qualifying termination in connection with a change in control.

    The Company-wide performance criteria upon which the performance-based component of the RSU awards is based are established annually by the Compensation and Social Principles Committee. The Compensation and Social Principles Committee determined the performance criteria for fiscal year 2021 in July 2020 and will determine the performance criteria for fiscal years 2022 and 2023 within 90 days after the start of each year based on the Company's annual operating plan for each year. The Company-wide performance criteria which the Compensation and Social Principles Committee established in July 2020 applies to the fiscal year 2021 tranche of the performance-based RSU awards previously granted to the NEOs in fiscal year 2020 and fiscal year 2019, as well. The Compensation and Social Principles Committee used two performance measures for fiscal year 2021, adjusted earnings per share (50% weighting) and return on equity (50% weighting), and established threshold, target and superior performance goals for each measure. 60% of each annual tranche of the fiscal year 2021, fiscal year 2020, and fiscal year 2019 performance-based RSUs is earned for performance at the target level, the maximum 100% is earned for performance at or above the superior level, and 0% is earned for performance at or below the threshold goal. Specific performance goals for the fiscal year 2021 tranche of the fiscal year 2021, fiscal year 2020, and fiscal year 2019 performance-based RSUs and the Company's performance against these goals were as follows:

	Goals			Actual
	Threshold	Target	Superior	Performance
Performance Measure
Adjusted earnings per share (1)	$3.02	$4.63	$5.63	$6.40
Return on equity	2.0%	5.5%	8.0%	8.1%

(1)	Adjusted earnings per share is a non-GAAP financial measure. The Company defines adjusted EPS as diluted earnings per share determined in accordance with GAAP adjusted to exclude the per share impact of (1) expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred related to the acquisition, (2) non-recurring restructuring charges, (3) the amortization of customer relationship intangibles and trademarks, (4) net gain/loss on debt forgiveness and modification and (5) the tax benefit of RSI acquisition expenses and subsequent restructuring charges, the inventory step-up amortization, the net gain/loss on debt forgiveness and modification and the amortization of customer relationship intangibles and trademarks. A reconciliation of EPS determined in accordance with GAAP to adjusted EPS appears on page 23 of our fiscal year 2021 annual report on Form 10-K. Fiscal 2021 EPS determined in accordance with GAAP was $3.45.

    The Compensation and Social Principles Committee assessed the Company's overall achievement of the performance goals for fiscal year 2021 at superior, meaning 100.0% of the fiscal year 2021 tranche of the fiscal year 2021, fiscal year 2020 and fiscal year 2019 performance-based RSUs will be eligible to vest subject to each NEOs continued employment through the end of the applicable three-year vesting period for each award.

    The cultural-based component of the fiscal year 2021 RSU awards may be earned based upon achievement with respect to four cultural achievement goals (weighted 5% each and 20% in total) as determined by the Compensation and Social Principles Committee at the end of the three-year performance period, including (i) employee retention, (ii) compliance with training goals, (iii) succession planning, and (iv) cultural development.

Fiscal Year 2021 RSUs

    Based on achievement of the fiscal year 2021 performance goals at 100.0%, if the fiscal year 2022 and 2023 performance-based RSUs and the cultural-based RSUs are each earned at their target (60%) levels, and if Messrs. Culbreth, Joachimczyk, and Adams and Ms. May remain continuously employed by the Company through June 2023, they will be eligible to vest in and receive 80.0% of their total fiscal year 2021 RSU award, calculated as follows:

	Performance Attainment		Weighting Factor		Weighted Performance

FY21 Performance-Based Goals (Actual)	100%	X	15%	=	15%
FY22 Performance-Based Goals (Target)	60%	X	15%	=	9%
FY23 Performance-Based Goals (Target)	60%	X	15%	=	9%
Potential Earned and Vested Performance-Based RSUs					33%

Potential Earned and Vested Cultural-Based RSUs (Target)	60%	X	20%	=	12%

Potential Vested Service-Based RSUs	N/A				35%

Total Potential Vested Portion of RSU Awards					80%

    80.0% vesting would result in Messrs. Culbreth, Joachimczyk, and Adams and Ms. May receiving 15,760, 1,824, 9,176 and 6,928 shares, respectively, with respect to their fiscal year 2021 RSU awards. If the fiscal year 2022 and 2023 tranches of the fiscal year 2021 performance-based RSUs and the fiscal year 2021 cultural-based RSUs were to be earned at their maximum (100%) levels, then the NEOs would be eligible to vest in and receive up to 100.0% of their fiscal year 2021 RSU awards, subject to their continued employment through June 2023, or 19,700, 2,280, 11,470 and 8,660 shares for Messrs. Culbreth, Joachimczyk, and Adams and Ms. May, respectively. For a discussion of Messrs. Dunston's and Campbell's fiscal year 2021 RSUs, please see "Separation Agreements with Messrs. Dunston and Campbell" below.

Fiscal Year 2020 RSUs

    Based on achievement of the fiscal year 2020 performance goals at 46.9% (as described in last year's proxy statement) and fiscal year 2021 performance goals at 100.0% (as described above), if the fiscal year 2022 performance-based RSUs and the cultural-based RSUs are each earned at their target (60%) levels, and if Messrs. Culbreth, Joachimczyk, and Adams remain continuously employed by the Company through June 2022, they will be eligible to vest in and receive 78.0% of their total fiscal year 2020 RSU award, calculated as follows:

	Performance Attainment		Weighting Factor		Weighted Performance

FY20 Performance-Based Goals (Actual)	46.9%	X	15%	=	7.0%
FY21 Performance-Based Goals (Actual)	100%	X	15%	=	15.0%
FY22 Performance-Based Goals (Target)	60%	X	15%	=	9.0%
Potential Earned and Vested Performance-Based RSUs					31.0%

Potential Earned and Vested Cultural-Based RSUs (Target)	60%	X	20%	=	12.0%

Potential Vested Service-Based RSUs	N/A				35.0%

Total Potential Vested Portion of RSU Awards					78.0%

    78.0% vesting would result in Messrs. Culbreth, Joachimczyk, and Adams receiving 8,412, 726, and 4,893 shares, respectively, with respect to their fiscal year 2020 RSU awards. If the fiscal year 2022 tranche of the fiscal year 2020 performance-based RSUs and the fiscal year 2020 cultural-based RSUs were to be earned at their maximum (100%) levels, then the NEOs would be eligible to vest in and receive up to 92.0% of their fiscal year 2020 RSU awards, subject to their continued employment through June 2022, or 9,921, 856, and 5,771 shares for Messrs. Culbreth, Joachimczyk, and Adams, respectively. Ms. May did not receive a fiscal 2020 RSU award based on her hire date. For a discussion of the fiscal 2020 RSU awards for Messrs. Dunston and Campbell, please see "Separation Agreements with Messrs. Dunston and Campbell," below.

Fiscal Year 2019 RSUs

    Based on achievement of the fiscal year 2019 performance goals at 59.1% (as described in the Company's 2019 proxy statement), fiscal year 2020 performance goals at 46.9% (as described in last year's proxy statement), and achievement of the fiscal year 2021 performance goals at 100.0% (as described above), and achievement of the cultural goals for the fiscal year 2019 cultural-based RSUs at 75.0% (as discussed below), Messrs. Culbreth and Adams each vested in and received 80.9% of their total fiscal year 2019 RSU awards, as calculated below:

	Performance Attainment		Weighting Factor		Weighted Performance

FY19 Performance-Based Goals (Actual)	59.1%	X	15%	=	8.9%
FY20 Performance-Based Goals (Actual)	46.9%	X	15%	=	7.0%
FY21 Performance-Based Goals (Actual)	100%	X	15%	=	15.0%
Potential Earned and Vested Performance-Based RSUs					30.9%

Earned and Vested Cultural-Based RSUs (Actual)	75%	X	20%	=	15.0%

Vested Service-Based RSUs	N/A				35.0%

Total Vested Portion of RSU Awards					80.9%

    80.9% vesting resulted in Messrs. Culbreth and Adams receiving 5,841 and 4,530 shares, respectively, with respect to their fiscal year 2019 RSU awards. Ms. May and Mr. Joachimczyk did not receive fiscal 2019 RSU awards based on their respective hire dates. For a discussion of the fiscal 2019 RSU awards for Messrs. Dunston and Campbell, please see "Separation Agreements with Messrs. Dunston and Campbell," below.

The Compensation and Social Principles Committee determined that the cultural goals for the fiscal year 2019 cultural-based RSUs were achieved at 75.0% of target, based on failure to achieve the threshold performance level of the employee retention goal for the three-year period ending with fiscal year 2021, and achievement of the training compliance, succession planning, and cultural development goals for the three-year period ending with fiscal year 2021 at the superior level.

Pension and Savings Plans

The Company maintains a non-contributory tax-qualified defined benefit pension plan, American Woodmark Corporation Employee Pension Plan (the "Pension Plan"), which was frozen effective April 30, 2012. The Pension Plan covers many of the Company's employees hired prior to April 30, 2012, including certain of the NEOs, who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on 1.25% of a participant's average cash compensation, including bonuses, for the five calendar years in the ten calendar years prior to the earlier of the participant's retirement or the freeze date, that produce the highest average compensation, multiplied by the participant's years of credited service through the earlier of retirement or the freeze date. The annual earnings taken into account in this formula may not exceed an IRS-prescribed limit applicable to tax-qualified plans. The Pension Plan was terminated effective December 31, 2020.

Most employees, including the NEOs, also participate in the Company's Retirement Savings Plan. This plan has a profit-sharing component and a 401(k) component. The Company makes profit-sharing contributions, whereby (for fiscal year 2021) 5% of the Company's net income is contributed and divided equally among eligible employee 401(k) accounts in the form of Company stock. In addition, all employees may contribute up to 100% of their pay to 401(k) accounts on a pre-tax basis. For fiscal year 2021, the Company provided matching contributions in cash equal to 100% of each employee's 401(k) contributions up to the first 4% of the employee's annual compensation. This is a tax-qualified plan and is subject to IRS compensation and other limitations. Company contributions to these plans to the NEOs for fiscal year 2021 are included in the All Other Compensation column in the Summary Compensation Table.

Because the Internal Revenue Code of 1986, as amended (the "Code"), limits the maximum annual benefit that may be accrued under and paid from a tax-qualified plan such as the Pension Plan, the Company established a non-tax qualified, non-contributory defined contribution plan (the "Pension Restoration Plan", or "PRP") to allow the Company to provide benefits that would restore the level of Company benefits provided to approximately the levels they would have attained had the Code limit not been established. For fiscal year 2021, only Mr. Dunston participated in the PRP. Each participant has an account under the PRP to which the Compensation and Social Principles Committee may, in its discretion, approve Company contributions. The obligation of the Company to make payments under the PRP is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the unlikely event of the Company's insolvency until such benefits are distributed to the Plan participants under the provisions of the PRP. There were no Company contributions to the PRP during fiscal year 2021 for any of the NEOs. The Company does not expect to make any future contributions to the PRP following termination of its pension plan.

Other Benefits

All of the NEOs are eligible to purchase the Company's products at a discounted price.

The Company places a priority on enabling its employees to take advantage of preventive health care. To this end, the Company offers subsidized medical benefits to substantially all of its employees, as well as the ability to take advantage of annual physical exams at low or no cost. The NEOs are eligible to receive a more extensive annual medical exam from a nationally recognized medical clinic at no cost to them.

Severance and Change in Control Agreements

Each of the NEOs has entered into an employment agreement with the Company that provides for severance benefits under certain termination scenarios, including termination in connection with a change in control. The Company believes these agreements are necessary in order to ensure the continuity of management and to allow executive officers to focus on serving the Company in a change in control situation without the distraction of concern for their employment. These agreements generally provide for severance benefits in the event of involuntary termination of employment without cause at any time during the term of the agreement, and certain enhanced benefits for termination without cause or termination by the executive for good reason within a certain period following a change of control. No payments are made if employment is terminated due to death, disability or cause. Each of these agreements provides that any unvested stock awards shall become fully vested in connection with a change in control of the Company only upon the occurrence of both a change in control and either involuntary termination of employment without cause or termination by the executive for good reason in connection with a change of control.

In developing the parameters for these agreements, the Compensation and Social Principles Committee utilized an independent compensation consultant and an analysis of peer companies. The Compensation and Social Principles Committee established these agreements with a goal of providing terms that are representative of the competitive market for like positions. Mr. Culbreth's employment agreement includes a longer severance period and a greater bonus payment percentage due to the greater span of control, accountability and ability to impact the Company's performance inherent in Mr. Culbreth's role as Chief Executive Officer.

The Company does not provide tax gross-ups to its NEOs for any Section 280G taxes resulting from a change in control. In lieu of receiving a tax gross-up, any golden parachute payments to these NEOs will be reduced until the excise tax no longer applies (unless the NEO would be in a better net after-tax position after paying the excise tax, in which case the payments would not be reduced, but the NEO still would not receive any gross-up).

Each NEO's employment agreement also contains restrictive covenants which specify confidentiality, non-solicitation, and non-competition with the Company in the event of termination. Further information regarding the terms and conditions of these agreements is found beginning on page 35, under the heading "Employment Agreements and Post-Employment Compensation Agreements."

Separation Agreements with Messrs. Dunston and Campbell

    In connection with Mr. Dunston's retirement and the termination of Mr. Campbell's employment as described above, the Company entered into separation agreements with each officer that pay each officer certain severance benefits, in exchange for the officer's agreement to abide by certain restrictive covenants and to release the Company and its affiliates from any claims. The severance benefits which each officer agreed to receive under his separation agreement are less than the severance benefits the officer would have been entitled to receive under the terms of his employment agreement had the Company terminated the officer's employment without cause in accordance with the terms thereof. The Compensation and Social Principles Committee reviewed and approved the terms of the separation agreements for each officer and determined that the terms were in the best interests of the Company and its shareholders in light of the circumstances giving rise to each officer's separation, the terms of each officer's employment agreement, the Company's historical practices and the benefits inuring to the Company in the form of the restrictive covenants and general release to be provided by each officer.

In connection with Mr. Dunston's retirement, the Company and Mr. Dunston entered into a separation agreement and release under which Mr. Dunston receives salary continuation of $935,000, payable over 12 months, which is equivalent to Mr. Dunston's annual salary at the time of his retirement (before it was reduced due to the COVID-19 pandemic). Mr. Dunston also continues to receive Company health benefits for a period of one year following his retirement. In exchange for the payments and benefits provided for in the separation agreement and release, Mr. Dunston agreed to abide by certain non-competition and non-solicitation provisions for a period of one year and released the Company and its affiliates from all claims he has or may have against the Company and its affiliates arising out of his employment and separation from the Company. Pursuant to the terms of his RSU awards, a prorata portion of Mr. Dunston's outstanding, unvested RSUs based on his total period of service from the grant date through the date of his retirement vested upon his retirement due to the fact that Mr. Dunston was 55 or older and had over ten years of service with the Company at the time of his retirement. Mr. Dunston received 14,411 shares of Company common stock upon the settlement of these RSUs, including pro-rata portions of the his fiscal 2019 and 2020 performance-based RSUs based on completed performance years (fiscal 2019 and fiscal 2020) at the time of his retirement, pro-rata portions of his fiscal 2019, 2020, and 2021 service-based RSUs, and pro-rata portions of his fiscal 2019, 2020, and 2021 cultural-based RSUs (based on target performance), with the pro-rata portion in each case determined based on Mr. Dunston's total service during the applicable three-year vesting period for the award. Mr. Dunston forfeited his fiscal 2021 performance-based RSUs in their entirety.

In addition, in connection with Mr. Campbell's termination of employment, the Company and Mr. Campbell entered into a separation agreement and release under which Mr. Campbell receives salary continuation of $271,148, payable over nine months, which is equivalent to Mr. Campbell's salary for a period of nine months at the time of his termination (before it was reduced due to the COVID-19 pandemic). In exchange for this payment, Mr. Campbell agreed to abide by certain non-competition and non-solicitation provisions for a period of nine months and released the Company and its affiliates from all claims he has or may have against the Company and its affiliates arising out of his employment and separation from the Company. Pursuant to the terms of his RSU awards, Mr. Campbell forfeited all of his outstanding, unvested RSUs at the time of his termination.

Deductible Compensation of Executive Officers

Pursuant to Section 162(m) of the Code, non-grandfathered compensation payable to certain of our covered officers and former officers that exceeds $1 million per person in a given year is not deductible by the Company, regardless of whether it is performance-based. The Compensation and Social Principles Committee designs and administers our executive compensation programs in a manner that preserves its flexibility and recognizes a full range of performance criteria important to the Company's success, even where the compensation paid under such programs is not deductible under Section 162(m).

Summary Compensation Table

The following table sets forth for fiscal years 2021, 2020, and 2019 the compensation for the NEOs.

	Fiscal			Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation
Name & Principal Position	Year	Salary	Bonus	1		2	3	4	Total

M. Scott Culbreth	2021	$627,584	$—	$1,020,933	$—	$1,268,400	$—	$25,416	$2,942,333
President and	2020	$450,160	$—	$574,948	$—	$338,713	$—	$17,420	$1,381,241
Chief Executive Officer	2019	$426,004	$—	$555,171	$—	$274,040	$—	$16,156	$1,271,371

Paul Joachimczyk	2021	$310,447	$—	$118,159	$—	$289,920	$—	$16,471	$734,997
Vice President and
Chief Financial Officer

Robert J. Adams	2021	$376,928	$—	$594,421	$—	$458,663	$5,831	$18,890	$1,454,733
Senior Vice President	2020	$349,332	$—	$334,428	$—	$262,848	$17,122	$16,861	$980,591
Value Stream Operations	2019	$324,464	$—	$430,603	$—	$212,660	$4,725	$19,920	$992,372

Teresa M. May	2021	$310,788	$—	$448,796	$—	$362,240	$—	$5,344	$1,127,168
Senior Vice President and
Chief Marketing Officer

S. Cary Dunston	2021	$194,013	$—	$3,145,717	$—	$—	$15,471	$721,473	$4,076,674
Former President and	2020	$902,308	$—	$1,470,971	$—	$1,112,650	$35,338	$18,977	$3,540,244
Chief Executive Officer	2019	$792,366	$—	$1,356,401	$—	$843,200	$9,218	$18,204	$3,019,389

R. Perry Campbell	2021	$93,859	$—	$608,414	$—	$—	$16,911	$279,489	$998,673
Former Senior Vice President	2020	$357,655	$—	$342,409	$—	$268,958	$39,882	$37,010	$1,045,914
Sales and Commercial Operations	2019	$343,366	$—	$440,621	$—	$217,620	$10,428	$24,573	$1,036,608

1
This column represents the grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718. For a discussion of the terms of the RSUs granted in fiscal year 2021, see Restricted Stock Units beginning on page 24. Of the amounts reported in this column for fiscal year 2021, $574,275 for Mr. Culbreth, $66,464 for Mr. Joachimczyk, $334,330 for Mr. Adams, $252,448 for Ms. May, $1,769,466 for Mr. Dunston, and $342,233 for Mr. Campbell are attributable to performance-based and cultural-based RSU awards. These awards are reported based on the actual outcome of the performance conditions for fiscal year 2021 and target achievement (60%) for Company performance for fiscal years 2022 and 2023 and for the cultural-based RSUs. Assuming the highest level of performance will be achieved for the performance-based and cultural-based components of the grant in fiscal year 2021, the amounts attributable to the performance-based and cultural-based RSUs would be: $829,508 for Mr. Culbreth, $96,004 for Mr. Joachimczyk, $482,935 for Mr. Adams, $364,647 for Ms. May, $2,555,895 for Mr. Dunston, and $494,336 for Mr. Campbell. For information on the valuation assumptions with respect to the RSU grants for fiscal year 2021, refer to Note H – Stock-Based Compensation in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended April 30, 2021. For additional information about the fiscal 2021 awards for Messrs. Dunston and Campbell, see CD&A, "Separation Agreements with Messrs. Dunston and Campbell" on page 29.

2	Amounts in this column reflect the annual cash incentive compensation paid to the NEOs for fiscal years 2021, 2020, and 2019.

3
This column represents the change in the present value of accumulated benefits under the Pension Plan during fiscal year 2021 (from May 1, 2020 to April 30, 2021), fiscal year 2020 (from May 1, 2019 to April 30, 2020), and fiscal year 2019 (from May 1, 2018 to April 30, 2019). See the Pension Plan Benefits table on page 34 for additional information. Mr. Culbreth, Mr. Joachimczyk, and Ms. May do not participate in the Pension Plan as they were hired after the plan was frozen. Since the plan was frozen at the end of fiscal year 2012, changes in pension value from year to year are due solely to changes in actuarial factors and not additional benefit accruals. The Company does not provide any above-market or preferential earnings on nonqualified deferred compensation under the Pension Restoration Plan. The Pension Plan was terminated effective December 31, 2020.

4	See the All Other Compensation table below for additional information.

All Other Compensation

    The following table describes each component of the amounts listed for fiscal year 2020 in the All Other Compensation column in the Summary Compensation Table.

	Company Contributions to Retirement Savings Plan	Severance	Other
Name	1	2	3	Total
M. Scott Culbreth	$16,744	$—	$8,672	$25,416
Paul Joachimczyk	$12,077	$—	$4,394	$16,471
Robert J. Adams	$13,757	$—	$5,133	$18,890
Teresa M. May	$4,062	$—	$1,282	$5,344
S. Cary Dunston	$1,885	$719,231	$357	$721,473
R. Perry Campbell	$8,061	$271,148	$280	$279,489

1	These amounts represent matching 401(k) and profit-sharing contributions made to the NEOs' respective Retirement Savings Plan accounts.
2	These amounts reflect severance payments made to the NEOs. See CD&A, "Separation Agreements with Messrs. Dunston and Campbell" on page 29 for more information.
3
These amounts reflect payments of insurance premiums paid for supplemental life insurance and costs associated with medical exams from a nationally recognized medical clinic. For Mr. Culbreth, $854 represents insurance premiums paid for supplemental life insurance and $7,818 represents costs associated with medical exams. For Mr. Joachimczyk, $453 represents insurance premiums paid for supplemental life insurance and $3,941 represents costs associated with medical exams. For Mr. Adams, $1,489 represents insurance premiums paid for supplemental life insurance and $5,133 represents costs associated with medical exams. The amounts for Ms. May and Messrs. Dunston and Campbell represent insurance premiums paid for supplemental life insurance.

Grants of Plan-Based Awards in Fiscal Year 2021

    The following table provides information about all equity and non-equity awards granted to the NEOs in fiscal year 2021.

	Grant	Estimated Possible Payout Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Performance-Based and Cultural-Based Restricted Stock Units (# of Shares)			All Other Awards: Number of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Unit Awards
Name	Date	1			2			3	4
		Threshold	Target	Superior	Threshold	Target	Superior
M. Scott	n/a	$—	$840,000	$1,400,000
Culbreth	06/01/20				—	7,683	12,805	6,895	$1,020,933

Paul	n/a	$—	$192,000	$320,000
Joachimczyk	06/01/20				—	889	1,482	798	$118,159

Robert J.	n/a	$—	$303,750	$506,250
Adams	06/01/20				—	4,473	7,455	4,015	$594,421

Teresa M.	n/a	$—	$240,000	$400,000
May	06/01/20				—	3,377	5,629	3,031	$448,796

S. Cary	n/a	$—	$1,122,000	$1,870,000
Dunston	06/01/20				—	23,673	39,455	21,245	$3,145,717

R. Perry	n/a	$—	$271,148	$451,913
Campbell	06/01/20				—	4,579	7,631	4,109	$608,414

1
The amounts displayed in these columns reflect the threshold, target, and superior payouts under the fiscal year 2021 Annual Cash Bonus program described in the Compensation Discussion and Analysis based upon annual salary rates as of the last day of fiscal year 2021. The amounts actually paid under this program for fiscal year 2021 are reflected in the Summary Compensation Table. Attainment of Company-wide goals for adjusted EBITDA and free cash flow were the only determinants of the amount of bonus paid. Mr. Culberth's potential bonus payment ranged from 0% to 200% of his ending fiscal year 2020 annual base salary, with a target of 120%. Mr. Joachimczyk, Mr. Adams, and Ms. May had potential bonus payments of 0% to 125% of their respective base salaries, with a target of 75%. The Company's specific adjusted EBITDA and free cash flow goals for fiscal year 2021 are described in the Compensation Discussion and Analysis beginning on page 21, under the heading "Company Goals". Messrs. Dunston and Campbell did not receive a fiscal 2021 annual bonus due to their separations.

2
These columns reflect the threshold, target, and superior potential number of shares of the Company's common stock that could be issued under performance-based and cultural-based RSUs that each NEO received during fiscal year 2021. Based upon Company performance for fiscal year 2021 and target achievement (60%) for Company performance for fiscal years 2022 and 2023 and for the cultural-based RSUs, the actual numbers of shares that the NEOs may earn under the performance-based and cultural-based RSUs if they remain continuously employed through June 1, 2023 are: 8,865 for Mr. Culbreth, 1,026 Mr. Joachimczyk, 5,161 for Mr. Adams, and 3,897 for Ms. May. If the executive terminates employment prior to the vesting date, and after the committee has completed its performance evaluation, due to retirement, death or disability, the executive receives a pro rata portion of the award based upon the executive's service from the grant date to the date of termination. At the time the grants are made, the potential payouts are performance-driven and, therefore, completely at risk. The Plan measurements for determining the number of earned RSUs are described in the Compensation Discussion and Analysis under the heading "Restricted Stock Units" beginning on page 24. For additional information about the fiscal 2021 awards for Messrs. Dunston and Campbell, see CD&A, "Separation Agreements with Messrs. Dunston and Campbell" on page 29.
3
This column reflects the number of RSUs granted to each NEO during fiscal year 2021 that were subject to service-based vesting conditions alone. These RSUs are payable on June 1, 2023 if the NEO remains continuously employed through that date. If the executive terminates employment prior to the vesting date due to retirement, death or disability, the executive receives a pro rata portion of the award based upon the executive's service from the grant date to the date of termination. For additional information about the fiscal 2021 awards for Messrs. Dunston and Campbell, see CD&A, "Separation Agreements with Messrs. Dunston and Campbell" on page 29.

4
This column reflects the full grant date fair value of the RSUs granted in fiscal year 2021 computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs subject to performance-based and cultural-based vesting is calculated based upon actual Company performance for fiscal year 2020 and target achievement (60%) for Company performance for fiscal years 2022 and 2023 and for the cultural-based RSUs.

Outstanding Equity Awards at 2021 Fiscal Year-End

    The following table provides information on the holdings, as of April 30, 2021, of RSUs awarded to the NEOs. This table includes all unvested RSUs. All unvested RSU awards shown in the table below are scheduled to vest on the third anniversary of the applicable grant date for each award. For additional information about the RSU awards, see the description of long-term incentive awards in the Compensation Discussion and Analysis beginning on page 23. Messrs. Dunston and Campbell did not have any outstanding equity awards as of April 30, 2021.

	Grant	Number of Restricted Stock Units that have Not Yet Vested	Market Value of Restricted Stock Units that have Not Yet Vested	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units that have Not Yet Vested	Equity Incentive Plan Awards: Market Value of Unearned Restricted Stock Units that have Not Yet Vested
Name	Date	1	2	3	2

M. Scott	06/01/20	9,850	$979,681	9,850	$979,681
Culbreth	06/03/19	6,148	$611,480	3,773	$375,263
	06/04/18	5,841	$580,946	—	$—

Paul	06/01/20	1,140	$113,384	1,140	$113,384
Joachimczyk	06/03/19	530	$52,714	326	$32,424

Robert J.	06/01/20	5,735	$570,403	5,735	$570,403
Adams	06/03/19	3,576	$355,669	2,195	$218,315
	06/04/18	4,530	$450,554	—	$—

Teresa M. May	06/01/20	4,330	$430,662	4,330	$430,662

1	This column reflects the FY19 awards actually earned (scheduled to vest on June 4, 2021) and the unvested service-based component of the FY20 and FY21 awards (scheduled to vest on June 3, 2022 and June 1, 2023, respectively); the unvested FY20 and FY21 performance-based component that has been earned under the FY20 awards (scheduled to vest on June 3, 2022); and the unvested FY21 performance-based component that has been earned under the FY21 awards (scheduled to vest on June 1, 2023).
2	Based on the closing price per share of the Company's common stock as of the last day of fiscal year 2021, April 30, 2021, which was $99.46.
3	This column reflects the unearned FY22 performance-based component and cultural component of the FY20 awards (scheduled to vest on June 3, 2022) and the unearned FY22 and FY23 performance-based components and cultural component of the FY21 awards (scheduled to vest on June 1, 2023), in each case at maximum performance.

RSUs Vested in Fiscal Year 2021

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
	1	2
M. Scott Culbreth	2,761	$182,585
Paul Joachimczyk	—	$—
Robert J. Adams	2,238	$147,999
Teresa M. May	—	$—
S. Cary Dunston	21,879	$1,531,739
R. Perry Campbell	2,587	$171,078

1
This column represents the gross number of shares of RSUs that vested, consisting of RSUs that were originally granted in June 2017 and which vested in June 2020, as well as RSUs acquired by Mr. Dunston upon his retirement. For additional information about the shares acquired by Mr. Dunston, see CD&A, "Separation Agreements with Messrs. Dunston and Campbell" on page 29.

2	This column represents the value of the RSUs that vested on the date the shares were transferred, which was the closing price of the Company stock on the transfer date.

Pension Plan Benefits

The following table reports the present value of the accumulated plan benefit at April 30, 2021, for the NEOs under the Pension Plan based upon the assumptions described below in Note 1. No pension benefit payments were made to any of the NEOs during fiscal year 2021. Mr. Culbreth, Mr. Joachimczyk, and Ms. May do not participate in the Pension Plan. See "Pension and Savings Plans" on page 27 for a discussion of pension plan benefits.

		Number of Years	Present Value of Accumulated Benefit
	Pension Plan Name	Credited Service	1
Robert J. Adams	Pension Plan	3.8	$94,207
S. Cary Dunston	Pension Plan	5.5	$190,986
R. Perry Campbell	Pension Plan	7.9	$215,582

1
The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the Pension Plan for the period through April 30, 2012 (the date on which the Pension Plan was frozen). The present value of accumulated benefit has been calculated assuming the NEOs begin receiving their benefits at age 65. As described in Note I – Employee Benefit and Retirement Plans in the Notes to the Consolidated Financial Statements of the Company's Annual Report on Form 10-K for the year ended April 30, 2021, the interest assumption is 2.80%. The post-retirement mortality assumption is based on the Pri-2012 Mortality Table with generational MP-2019 projections mortality improvement. The Pension Plan was terminated effective December 31, 2020.

Nonqualified Deferred Compensation

    The amounts reported in the table below represent the change in value in the accounts of the NEOs under the Company's non-tax qualified, non-contributory defined contribution supplemental Pension Restoration Plan (PRP) from May 1, 2020 through April 30, 2021, as well as their aggregate balances as of April 30, 2021. The Company discontinued contributions to the PRP effective May 1, 2012. Messrs. Culbreth, Joachimczyk, and Adams and Ms. May do not participate in the PRP.

	Nonqualified Deferred Compensation
	Company Contributions	Aggregate Earnings in FY 2021	Withdrawals/ Distribution in	Aggregate Balance at
	in FY 2021	1	FY 2021	April 30, 2021
S. Cary Dunston	$—	$62,004	$(27,841)	$259,854

1	Earnings were credited to the account of Mr. Dunston based upon his respective investment choices. These earnings were not above market and so were not included in the Summary Compensation Table.

Employment Agreements and Post-Employment Compensation Arrangements

As of April 30, 2021, the Company had entered into employment agreements with Mr. Culbreth, Mr. Joachimczyk, Mr. Adams and Ms. May to fulfill the duties of each executive's respective position. These employment agreements provide for "double trigger" vesting of outstanding equity awards in connection with a change of control and do not provide for a tax gross-up for any golden parachute excise taxes.

The respective agreements specify a base salary for Mr. Culbreth of at least $700,000 per year, for Mr. Joachimczyk of at least $320,000 per year, for Mr. Adams of at least $254,101 per year, and for Ms. May of at least $320,000 per year, each subject to annual upward adjustments as the Company shall deem appropriate from time to time and as approved within general practice and authority levels required by the Compensation and Social Principles Committee.

Further, the NEOs are entitled to participate in the Company's annual incentive program with a target potential bonus of 120% of Mr. Culbreth's then current base salary, with a maximum potential bonus of 1.67 times target bonus, a target potential bonus of 60% of Mr. Joachimczyk's then current base salary with a maximum potential of 1.67 times target bonus, and a target potential bonus of 75% of Mr. Adams' and Ms. May's then current base salaries with a maximum potential bonus of 1.67 times target bonus. In each case, the actual amount of the bonus paid will be related to achievement of certain performance objectives set by the Compensation and Social Principles Committee at the beginning of each fiscal year. The employment agreements with Mr. Culbreth, Mr. Joachimczyk, Mr. Adams, and Ms. May are for one-year terms that end on December 31 of each year and provide for an automatic one-year extension, unless either party to the agreement gives notice on or before November 1 of the preceding year.

Under these agreements, each executive is entitled to severance pay should his employment be terminated by the Company without cause. Mr. Culbreth would be entitled to severance pay for a period of 24 months, and Mr. Joachimczyk, Mr. Adams, and Ms. May are each entitled to severance pay for a period of 12 months. The length of Mr. Culbreth's severance pay period is longer than that of Mr. Joachimczyk, Mr. Adams, and Ms. May, due to the greater span of control, accountability, and ability to impact the Company's performance inherent in Mr. Culbreth's role as Chief Executive Officer. In addition, Mr. Culbreth would be entitled to a target bonus payment of 120% of his base salary. The executives would also be entitled to receive subsidized COBRA coverage, and a tax gross-up with respect to such coverage, from the Company following their termination of employment, for a period of up to 18 months for Mr. Culbreth and up to 12 months for Mr. Joachimczyk, Mr. Adams, and Ms. May. The employment agreements define "cause" as neglect of duty that is not corrected after 90 days' written notice, misconduct, malfeasance, fraud, or dishonesty which materially and adversely impacts the Company or its reputation, or conviction or entering a plea of nolo contendere to a felony or crime involving moral turpitude. Severance payments would be made in accordance with the Company's usual payroll practices for salaried personnel, subject to the requirements of Section 409A of the Code. Under the terms of these agreements, each executive has agreed to not compete with the Company both while they are employed and during the time they receive severance pay, and not to solicit its employees for a period of 12 months after the expiration of the agreements.

Each of the employment agreements for Mr. Culbreth, Mr. Joachimczyk, Mr. Adams, and Ms. May provides certain benefits upon a change in control of the Company. The employment agreements define "change in control" as an acquisition by a third party of 30% or more of the outstanding Company stock; a change in the Company's Board of Directors, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which the Company's pre-transaction shareholders cease to hold more than 50% of the Company's stock; or complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets. The Company cannot terminate these agreements for 24 months after a change in control. Upon a change in control of the Company, Mr. Culbreth can terminate his employment for any reason at any time during the two-year period following the change in control. If Mr. Culbreth chooses to exercise this right under these circumstances, or if the Company terminates Mr. Culbreth's employment without cause within 3 months before or 2 years after a change in control, then he would receive a single lump sum payment equal to 2.99 times the sum of:

•	the greater of his annual base salary at the time of termination or the largest base salary in effect during the term of his agreement, and
•	an amount equal to 120% of Mr. Culbreth's base salary.

    If Mr. Joachimczyk, Mr. Adams or Ms. May terminates his/her employment for good reason within one year after a change in control, or if the Company terminates Mr. Joachimczyk's, Mr. Adams', or Ms. May's employment without cause within three months before or one year after a change in control, then he/she would be entitled to a lump sum payment equal to two times the sum of:

•	the greater of his/her annual base salary at the time of termination, a change in control, or his/her largest base salary in effect during the term of his/her agreement, and
•	an amount equal to the greater of the average of bonuses paid for the three preceding fiscal years or 60% of his maximum eligible annual cash bonuses for the year of termination.

Each of Mr. Joachimczyk, Mr. Adams or Ms. May would have good reason to terminate his employment if:

•	his/her base salary is reduced,
•	he/she is not in good faith considered for a bonus,
•	he/she is not in good faith considered for other executive compensation benefits,
•	his/her place of employment is relocated to a location further than 50 miles from his current place of employment, or
•	his/her working conditions or management responsibilities are substantially diminished (other than on account of disability).

If a NEO's employment is terminated without cause, or if the NEO terminates employment for good reason, on or at any time following the date of a change of control, then such officer's outstanding equity awards will become 100% vested. If the termination occurs prior to the date of a change of control but after a definitive agreement has been signed that would result in a change of control if the transition contemplated by the agreement were consummated, then the executive will conditionally vest in any outstanding equity awards, subject to consummation of the change of control. If any of the NEOs were to die or were to terminate employment with the Company due to disability, any vested and exercisable stock options previously awarded would remain exercisable for a period of one year following the death or disability. If one of the NEOs were to terminate employment prior to the vesting date (and with respect to cultural and performance-based RSUs, after the Compensation and Social Principles Committee has completed its performance evaluation) due to retirement, death or disability, the executive would vest in and receive a prorated portion of their RSU awards based upon the executive's total service from the grant date through the date of termination. Retirement is defined as age 55 with at least 10 years of service.

The following table represents the payments that would have been made or value of benefits provided to Mr. Culbreth upon termination of his employment under various scenarios, if that event had occurred on April 30, 2021.

	Termination Event
	Qualifying Termination in Connection with a Change in Control	Termination by Company Without Cause (No Change In	Retirement,Death, or	Voluntary Termination (No Change In Control)/Termination by Company
Payment Type	1	Control)	Disability	for Cause
Base Salary	$2,093,000	$1,400,000	$—	$—
Annual Bonus	$2,511,600	$1,680,000	$—	$—
COBRA Reimbursement	$15,260	$15,260	$—	$—
Accelerated RSU Vesting	$3,527,051	$—	$1,194,487	$—
Total	$8,146,911	$3,095,260	$1,194,487	$—

1	The cash payments would be triggered by termination of employment by Mr. Culbreth for any reason during the two-year period following a change in control or termination of his employment by the Company without cause within three months before or two years after a change in control. Mr. Culbreth's unvested RSUs will fully vest upon any termination by the Company without cause or termination by Mr. Culbreth for good reason at any time on or after a change in control.

The following table represents the payments that would have been made or value of benefits provided to Mr. Joachimczyk upon termination of his employment under various scenarios, if that event had occurred on April 30, 2021.

	Termination Event
	Qualifying Termination in Connection with a Change in Control	Termination by Company Without Cause (No Change In	Retirement,Death, or	Voluntary Termination (No Change In Control)/Termination by Company
Payment Type	1	Control)	Disability	for Cause
Base Salary	$640,000	$405,000	$—	$—
Annual Bonus	$480,000	$—	$—	$—
COBRA Reimbursement	$13,940	$13,940	$—	$—
Accelerated RSU Vesting	$311,907	$—	$63,710	$—
Total	$1,445,847	$418,940	$63,710	$—

1
The cash payments would be triggered by termination of employment by Mr. Joachimczyk for good reason within the one-year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control. Mr. Joachimczyk's unvested RSUs will fully vest upon any termination by the Company without cause or termination by Mr. Joachimczyk for good reason at any time on or after a change in control.

The following table represents the payments that would have been made or value of benefits provided to Mr. Adams upon termination of his employment under various scenarios, if that event had occurred on April 30, 2021.

	Termination Event
	Qualifying Termination in Connection with a Change in Control	Termination by Company Without Cause (No Change In	Retirement,Death, or	Voluntary Termination (No Change In Control)/Termination by Company
Payment Type	1	Control)	Disability	for Cause
Base Salary	$810,000	$405,000	$—	$—
Annual Bonus	$607,500	$—	$—	$—
COBRA Reimbursement	$12,822	$12,822	$—	$—
Accelerated RSU Vesting	$2,165,344	$—	$801,322	$—
Total	$3,595,666	$417,822	$801,322	$—

1	The cash payments would be triggered by termination of employment by Mr. Adams for good reason within the one-year period after a change in control or termination of his employment by the Company without cause within three months before or one year after a change in control. Mr. Adams' unvested RSUs will fully vest upon any termination by the Company without cause or termination by Mr. Adams for good reason at any time on or after a change in control.

    The following table represents the payments that would have been made or value of benefits provided to Ms. May upon termination of her employment under various scenarios, if that event had occurred on April 30, 2021.

	Termination Event
	Qualifying Termination in Connection with a Change in Control	Termination by Company Without Cause (No Change In	Retirement,Death, or	Voluntary Termination (No Change In Control)/Termination by Company
Payment Type	1	Control)	Disability	for Cause
Base Salary	$640,000	$320,000	$—	$—
Annual Bonus	$480,000	$—	$—	$—
COBRA Reimbursement	$—	$—	$—	$—
Accelerated RSU Vesting	$861,324	$—	$119,628	$—
Total	$1,981,324	$320,000	$119,628	$—

1	The cash payments would be triggered by termination of employment by Ms. May for good reason within the one-year period after a change in control or termination of her employment by the Company without cause within three months before or one year after a change in control. Ms. May's unvested RSUs will fully vest upon any termination by the Company without cause or termination by Ms. May for good reason at any time on or after a change in control.

Messrs. Dunston and Campbell separated during fiscal 2021 and were not employed on April 30, 2021. The actual compensation and benefits received by each of Messrs. Dunston and Campbell upon their respective separations is described above under CD&A, "Separation Agreements with Messrs. Dunston and Campbell" on page 29.

Pay Ratio Disclosure

    In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), the Company is required to disclose the ratio of the annual total compensation of the employee with the median of the annual total compensation of all employees ("Median Employee") to the annual total compensation of the principle executive officer ("PEO").

    The Company's PEO is Mr. Culbreth. We identified the Median Employee by examining the total taxable compensation for calendar year 2020, as reported on W-2 statements for US employees or the equivalent for non-US employees, for all employees, excluding our PEO, who were employed by us on February 1, 2020. As of February 1, 2020, we had approximately 9,979 employees, including full-time and part-time permanent employees as well as seasonal or temporary employees, but excluding any temporary workers employed by a third party (i.e., "leased workers"). We annualized the compensation for any full-time permanent employees hired during calendar year 2020, but not for any part-time permanent employees or seasonal or temporary employees. We calculated the Median Employee's fiscal year 2021 annual total compensation using the same methodology as that used in the Summary Compensation Table for Mr. Culbreth. We included the value of employer paid health benefits for both the Median Employee and Mr. Culbreth.

In fiscal 2021, we had two different PEOs, each serving during part of the year. Mr. Culbreth was our PEO at the end of fiscal 2021. Mr. Dunston was our PEO prior to July 9, 2020. For purposes of calculating the PEO pay ratio for fiscal 2021, we annualized Mr. Culbreth's fiscal 2021 compensation as PEO, assuming he was PEO for the full year. We included his full annual base salary rate as PEO of $700,000, his actual annual bonus of $1,268,400, the target long-term incentive award he would have received (300% of base salary) if he had been PEO at the time of the fiscal 2021 grant (made in June 2020), adjusted for actual fiscal 2021 performance ($2,355,129), and his all other compensation ($25,416). His total annualized compensation for fiscal 2021 was $4,362,481.

    The ratio of the annual total compensation of our PEO to the annual total compensation of our Median Employee for fiscal year 2021 is as follows:

Median Employee Annual Total Compensation	$64,929
PEO Annual Total Compensation	$4,362,481
Ratio of PEO to Median Employee Annual Total Compensation	67.2:1

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

COMPENSATION AND SOCIAL PRINCIPLES COMMITTEE REPORT

The Compensation and Social Principles Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based upon its review and discussions with management, the Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2021. This report is provided by the following independent directors, who comprise the Compensation and Social Principles Committee:

Martha M. Hayes, Chair
David A. Rodriguez
Vance W. Tang

COMPENSATION AND SOCIAL PRINCIPLES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation and Social Principles Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

COMPANY'S COMPENSATION POLICIES AND PRACTICES RELATING TO RISK MANAGEMENT

    The Compensation and Social Principles Committee oversees management's evaluation of whether the Company's employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the Company. In conducting this evaluation, management reviews the Company's overall compensation structure and may take into account such factors as the overall mix of compensation, the performance metrics that are used under the Company's employee incentive programs, the length of the performance periods under such programs, and the overall business risk of the Company. Management undertakes such a review periodically at the Compensation and Social Principles Committee's direction and reports to the Compensation and Social Principles Committee any finding that a risk related to the Company's compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The Company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

NON-MANAGEMENT DIRECTORS' COMPENSATION

    In connection with other proactive measures being taken in response to the impacts of COVID-19, the Board of Directors also elected to reduce their cash retainer by 50% for the first quarter of fiscal year 2022 at its May 2021 meeting.

The Company's non-management director compensation program has the following objectives:

•	compensation should fairly pay non-management directors for work required for the Company's size and scope,
•	compensation should align non-management directors' interests with the long-term interests of shareholders, and
•	the structure of the compensation should be simple, transparent, and easy for shareholders to understand.

Non-management directors' compensation includes the following compensation elements:

Cash Director Fees. The annual cash retainer paid to non-management directors is $70,000 per year. The Non-Executive Chair of the Board receives an additional annual retainer of $125,000 per year, the Audit Committee Chair receives an additional annual retainer of $20,000 per year, the Compensation and Social Principles Committee receives an additional annual retainer of $15,000 per year, and the Governance, Sustainability and Nominating Committee Chair receives an additional annual retainer of $10,000 per year. Directors who are also employees of the Company receive no additional compensation for their services on the Board. All directors are reimbursed for out-of-pocket costs incurred for travel and other expenses incurred for attending Board and committee meetings.

Stock Compensation. During fiscal year 2021, non-employee directors were each awarded 1,640 RSUs under the 2015 Non-Employee Directors Restricted Stock Unit Plan ("Director RSUs"). Under the terms of the Director RSUs, granted August 20, 2020, if the recipients continuously serve as directors of the Company through August 15, 2022, then they will receive 1,640 shares of the Company's common stock. If a director leaves the Board for any reason prior to August 15, 2022, he or she will receive a pro-rata number of shares based on his or her days of service. Upon a change of control of the Company, each non-employee director will receive the full number of shares issuable under the RSUs if he or she continues to serve until the date of the change of control.

Stock Ownership Guidelines. Effective August 2019, the Board of Directors has adopted guidelines for stock ownership by its non-management directors. The stock ownership guideline for non-management directors is equivalent to five times the annual cash retainer. Non-management directors have 5 years from the later of the date they are first elected or appointed to the Board or the date the ownership guidelines went into effect in August 2019 to meet the ownership guideline established by the Board of Directors. The Company determines the amount of Company stock its non-management directors hold by including all shares of Company stock owned outright by the individual as well as unvested RSUs. As of April 30, 2021, all non-management directors met or were on pace to meet the ownership guidelines.

The following table sets forth the compensation earned by or paid to the Company's non-management directors during fiscal year 2021.

	Director Fees Paid In Cash	Director RSUs
Name of Director	1	2	Total
Andrew B. Cogan	$80,000	$147,010	$227,010
James G. Davis, Jr.	$63,750	$147,010	$210,760
Martha M. Hayes	$72,500	$147,010	$219,510
Daniel T. Hendrix	$61,250	$147,010	$208,260
Carol B. Moerdyk	$68,750	$147,010	$215,760
David A. Rodriguez	$52,500	$—	$52,500
Vance W. Tang	$157,500	$147,010	$304,510
Emily C. Videtto	$17,500	$—	$17,500

1	This column reflects the amount of cash compensation earned during fiscal year 2021 for Board and committee service.
2	This column represents the dollar amounts of the aggregate grant date fair value of the Director RSUs granted during fiscal year 2021 in accordance with FASB ASC Topic 718. These grants were all made on August 20, 2020, and the grant date fair value at the time of the grant is the number of Director RSUs multiplied by the closing price of the Company's stock on the date of grant, which was $89.64. As of April 30, 2021, each director held 2,840 unvested RSUs, with the exception of Mr. Rodriguez and Ms. Videtto who held no unvested RSUs.

SECURITY OWNERSHIP

Share Ownership of Directors and Executive Officers

    The following table sets forth information regarding shares of the Company's common stock beneficially owned as of June 18, 2021, by (1) each director and director nominee of the Company, (2) each of the Company's NEOs (as identified in the "Summary Compensation Table"), and (3) the Company's current directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder's name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
Martha M. Hayes (1)	43,490	*
S. Cary Dunston (2)	42,149	*
James G. Davis, Jr. (3)	21,903	*
Vance W. Tang (4)	18,820	*
Carol B. Moerdyk (5)	17,690	*
M. Scott Culbreth	10,740	*
R. Perry Campbell (2)	7,754	*
Robert J. Adams	7,039	*
Andrew B. Cogan (6)	6,342	*
Daniel T. Hendrix (7)	5,000	*
David A. Rodriguez	587	*
Teresa M. May	376	*
Paul Joachimczyk	6	*
Emily C. Videtto	—	*
All directors and executive officers as a group (14 persons) (8)	181,896	1.1%

*	Indicates less than 1%.
(1)	Includes 500 shares held by Ms. Hayes as Trustee for the R.M. Dally Family Trust, for which Ms. Hayes has shared voting and dispositive power. Includes 1,200 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2021 if Ms. Hayes continuously serves on the board of directors through the maturity date for the RSUs.
(2)	Number of shares beneficially owned for Messrs. Dunston and Campbell are based on Form 4s filed on June 3, 2020.
(3)	Includes 1,200 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2021 if Mr. Davis continuously serves on the board of directors through the maturity date for the RSUs.
(4)	Includes 10,270 shares held by Mr. Tang as Trustee for the Tang Family Trust, for which Mr. Tang has shared voting and dispositive power. Includes 1,200 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2021 if Mr. Tang continuously serves on the board of directors through the maturity date for the RSUs.
(5)	Includes 15,200 shares held by Ms. Moerdyk as Trustee for the Greene-Moerdyk Revocable Trust, for which Ms. Moerdyk has shared voting and dispositive power. Includes 1,200 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2021 if Ms. Moerdyk continuously serves on the board of directors through the maturity date for the RSUs.
(6)	Includes 1,200 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2021 if Mr. Cogan continuously serves on the board of directors through the maturity date for the RSUs.

(7)	Includes 1,200 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2021 if Mr. Hendrix continuously serves on the board of directors through the maturity date for the RSUs.
(8)	Includes 7,200 shares that may be acquired upon the conversion of RSUs within 60 days after June 18, 2021 if the director continuously serves on the board of directors through the maturity date for their respective RSUs.

Share Ownership of Principal Beneficial Owners

    The following table sets forth information regarding shares of the Company's common stock beneficially owned by each shareholder the Company believes to own more than 5% of the Company's outstanding common stock. This data is based upon Schedules 13G (and in one instance, a Form 13F) filed with the SEC. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholder's name.

Name	Number of Shares Beneficially Owned	Aggregate Percent of Class (6)

BlackRock, Inc. (1)	2,618,618	15.4%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (2)	1,472,952	8.7%
100 Vanguard Blvd.
Malvern, PA 19355

Cooke & Bieler LP (3)	1,080,842	6.5%
2001 Market Street, Suite 4000
Philadelphia, PA 19103

Wellington Management Group LLP (4)	1,028,999	6.1%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

Broad Run Investments Management, LLC (5)	958,739	5.6%
1530 Wilson Blvd, Suite 530
Arlington, VA 22209

(1)	The beneficial ownership information for BlackRock, Inc. is based upon the Schedule 13G filed with the SEC on January 25, 2021, which indicated the BlackRock, Inc. has sole voting power over 2,585,336 shares and sole dispositive power over 2,618,618 shares.
(2)	The beneficial ownership information for The Vanguard Group is based upon the Schedule 13G/A filed with the SEC on February 10, 2021, which indicated that The Vanguard Group has shared voting power for 17,856 shares, sole dispositive power for 1,440,598 shares and shared dispositive power for 32,354 shares.
(3)	The beneficial ownership information for Cooke & Bieler LP is based upon the Form 13F filed with the SEC on May 13, 2021.

(4)	The beneficial ownership information for Wellington Management Group LLP is based upon the Schedule 13G/A filed with the SEC on February 4, 2021, which indicated that Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power for 903,341 shares and shared dispositive power for all 1,028,999 shares, and Wellington Management Company LLP has shared voting power for 897,661 shares and shared dispositive power for 1,006,938 shares.
(5)	The beneficial ownership information for Broad Run Investments Management, LLC is based upon the Schedule 13G/A filed with the SEC on February 16, 2021, which indicated that Broad Run Investments Management, LLC has sole voting power over 927,945 shares and sole dispositive power over 958,739 shares.
(6)	Percentage calculated based on the number of shares of Company common stock outstanding as of the record date for the Annual Meeting.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers and persons who beneficially own more than 10% of the Company's common stock to file with the SEC reports of initial ownership and changes in ownership of the Company's common stock.

Based upon the Company's review of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC during or with respect to the Company's fiscal year ended April 30, 2021, and written representations from the Company's directors and executive officers that no Forms 5 were required to be filed by those persons for that fiscal year, the Company is not aware that any director, executive officer, or 10% shareholder failed to file in a timely fashion any such reports, except Mr. Tang was late with one form reporting three transactions due to an inadvertent administrative error on the Company's part.

CERTAIN RELATED PARTY TRANSACTIONS

The Company has written policies concerning related party transactions and potential conflicts of interests. These policies describe the types of transactions and relationships that may qualify as related party transactions or give rise to potential conflicts of interests. All officers and directors, as well as employees who exercise substantial discretionary authority in the performance of their duties, are required to complete an annual questionnaire describing any potential conflicts of interest and certify their compliance with the Company's policies. These responses are reviewed by the Audit Committee. As required by their respective charters, both the Audit Committee and the Governance, Sustainability and Nominating Committee have the responsibility to review related party transactions. The Audit Committee is responsible for the review and approval of all related party transactions and the Governance, Sustainability and Nominating Committee must review and approve related party transactions involving directors. In addition, the Governance, Sustainability and Nominating Committee also is responsible for the review of any potential conflicts of interest involving employees, officers or directors as defined in the Code, which is maintained on the Governance Documents page of the Company's website at
https://investors.americanwoodmark.com/overview/documents/default.aspx. There have been no related party transactions since the beginning of fiscal 2021 and none are currently proposed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2021 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed the Company's unaudited quarterly financial statements and the audited annual financial statements for the fiscal year ended April 30, 2021, with management and KPMG LLP, the Company's independent registered public accounting firm, who is responsible for expressing its opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and the effectiveness of the Company's internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee has discussed with KPMG LLP the firm's independence from management and the Company, including matters in the written disclosures and letter from KPMG LLP to the Committee required by the PCAOB.

    The Committee discussed and approved the audit scopes and plans of the Company's internal auditor and KPMG LLP for their respective audits. The Audit Committee met with the Company's internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements as of and for the fiscal year ended April 30, 2021, be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2021. The Audit Committee has selected KPMG LLP as the Company's independent registered public accounting firm to audit the Company's financial statements for fiscal year 2022 and the Board of Directors has submitted the selection of KPMG LLP for ratification by the shareholders at the Annual Meeting.

Andrew Cogan, Chair
James G. Davis, Jr.
Carol B. Moerdyk
Daniel T. Hendrix
Emily C. Videtto

Independent Auditor Fee Information

    Fees for professional services provided by KPMG LLP, the Company's independent registered public accounting firm, in each of the last two fiscal years in each of the following categories are:

	2021	2020
Audit Fees	$2,000,000	$1,906,000
Audit-Related Fees	$—	$25,000
Tax Fees	$320,000	$—
All Other Fees	$—	$—
Total	$2,320,000	$1,931,000

Audit Fees include fees associated with the annual audit of the Company's financial statements and internal control over financial reporting, as well as reviews of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, comfort letters, and other regulatory filings.

    Audit-Related Fees consisted of fees incurred for employee benefit plan financial statement audits.

    Tax Fees include fees pertaining to tax compliance, tax advice, tax consulting, and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed for the Company by the Company's independent registered public accounting firm. The policy permits the Audit Committee to pre-approve specifically defined audit and non-audit services and related fees. Unless a specific service has been pre-approved with respect to a certain fiscal year, the Audit Committee must approve each permitted service and related fee before the Company's independent registered public accounting firm is engaged to perform such service. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve tax or other non-audit accounting services, provided that the Chair reports those approvals to the Audit Committee at its next scheduled meeting. All audit, audit-related and tax fees set forth above were pre-approved by the Audit Committee.

ITEM 2—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2022, and the Board of Directors has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. In the event the proposal to ratify the selection of KPMG LLP is defeated, the adverse vote will be considered as a direction to the Audit Committee to select another independent registered public accounting firm for the next fiscal year ending April 30, 2023. However, because of the expense and difficulty in changing the independent registered public accounting firm after the beginning of the year, the Audit Committee intends to allow the appointment for fiscal year 2022 to stand unless the Audit Committee finds other reasons for making a change.

Representatives of KPMG LLP will be present at the Company's Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2022.

ITEM 3 - ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

    The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") added section 14A to the Securities and Exchange Act of 1934, which requires that the Company provide its shareholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of the Company's NEOs as described in this Proxy Statement under Executive Compensation beginning on page 16, including the Compensation Discussion and Analysis and the accompanying tables and narrative disclosures. This vote is commonly known as "say-on-pay."

    As described in the Compensation Discussion and Analysis, the goal of the Company's executive compensation program is to facilitate the creation of long-term value for its shareholders by attracting and retaining superior senior management personnel, and motivate these executive officers to achieve desired Company and individual performance and to appropriately reward that performance, while aligning their interests with the long-term interests of the Company's shareholders.

    The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of the NEOs, as well as the Company's executive compensation philosophy, policies and practices, all as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is non-binding on the Company, the Board of Directors and the Compensation and Social Principles Committee.

    This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it. To the extent there is any significant vote against NEO compensation as disclosed in this Proxy Statement, the Compensation and Social Principles Committee will evaluate whether any actions are appropriate to address the concerns of shareholders.

    Accordingly, the Company asks its shareholders to vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

    The Board of Directors unanimously recommends that shareholders vote "FOR" advisory approval of the compensation of the NEOs as described in this Proxy Statement.

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in their discretion in the manner they deem proper.

At this time, management does not know of any other business that will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2022 ANNUAL MEETING

The Company plans to hold its 2022 Annual Meeting on August 25, 2022. The Company's bylaws provide that for business to be properly brought before an Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2022 Annual Meeting, the notice must be received no later than April 28, 2022. The shareholder's notice must include:

•	the name and address of the shareholder, as they appear on the Company's stock transfer books;
•	the class and number of shares of stock of the Company beneficially owned by the shareholder;
•	a representation that the shareholder is a shareholder of record at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;
•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and
•	any interest that the shareholder may have in such business.

The chair of the 2022 Annual Meeting may dismiss any business that a shareholder attempts to bring before the meeting without complying with these procedures.

If the Company does not receive notice at its principal offices on or before April 28, 2022 of a shareholder proposal for consideration at the 2022 Annual Meeting, the proxies named by the Company's Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

The procedures for nominating a person for election as a director at the 2022 Annual Meeting are discussed under "Procedures for Shareholder Nominations of Directors" beginning on page 13.

A proposal that any shareholder desires to have included in the Company's proxy statement of the 2022 Annual Meeting of shareholders must comply with the SEC's rules regarding shareholder proposals and be received by the Company no later than March 11, 2022. The notice requirements for bringing business before the 2022 Annual Meeting will be deemed satisfied by a shareholder if the shareholder complies with the SEC's rules regarding shareholder proposals and that shareholder's proposal is included in the Company's proxy statement for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON AUGUST 26, 2021

The Notice of Annual Meeting of Shareholders, this Proxy Statement and the related form of Proxy and the Annual Report to Shareholders may be accessed on the SEC Reports page of the Company's website at:
https://investors.americanwoodmark.com/sec/sec-filings-documents/default.aspx.

By Order of the Board of Directors

Paul Joachimczyk
Secretary

July 9, 2021

American Woodmark VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. To elect as directors the nine nominees listed in the attached proxy statement to serve a one year term on the Company's Board of Directors (except as marked to the contrary below):

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Andrew B. Cogan	☐	☐	☐	02 - M. Scott Culbreth	☐	☐	☐	03 - James G. Davis, Jr.	☐	☐	☐
04 - Martha M. Hayes	☐	☐	☐	05 - Daniel T. Hendrix	☐	☐	☐	06 - Carol B. Moerdyk	☐	☐	☐
07 - David A. Rodriguez	☐	☐	☐	08 - Vance W. Tang	☐	☐	☐	09 - Emily C. Videtto	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03HCXC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — AMERICAN WOODMARK CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 26, 2021, AT 9:00 A.M., AT AMERICAN WOODMARK CORPORATION, 561 SHADY ELM ROAD, WINCHESTER, VIRGINIA.

The undersigned hereby appoints Martha M. Hayes and James G. Davis, Jr. (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on June 18, 2021, at the Annual Meeting of shareholders to be held on August 26, 2021, at 9:00 a.m., at American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia, and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3, and in the proxies' discretion on any other matters coming before the meeting.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐